As filed with the Securities and Exchange Commission on November 15, 2022

Registration No. 333-268224

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO FORM S-1

Registration Statement Under The Securities Act of 1933

Remark Holdings, Inc.

Delaware	4899	33-1135689
State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
	800 S. Commerce St. Las Vegas, NV 89106 702-701-9514
	Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices

	Kai-Shing Tao Chairman and Chief Executive Officer Remark Holdings, Inc. 800 S. Commerce St. Las Vegas, NV 89106 (702) 701-9514
	Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service

	With a copy to: Robert H. Friedman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Telephone: (212) 451-2300 Facsimile: (212) 451-2222

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement, as determined by market conditions.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

The information in this prospectus is not complete and may be changed. The selling security holder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

Subject to Completion, Dated November 15, 2022

Preliminary Prospectus

29,932,823 Shares of Common Stock
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This prospectus relates to the proposed resale by the selling security holder named in this prospectus or its permitted assigns of up to 29,932,823 shares of our common stock, with a par value of $0.001 per share, which may be issued (i) upon conversion of a subordinated convertible debenture in the original principal amount of $2,778,000 (as amended, the “Debenture”) issued to Ionic Ventures, LLC (“Ionic”), including Pre-Settlement Conversion Shares (as defined below) and any True-Up Conversion Shares (as defined below), and (ii) pursuant to a purchase agreement dated as of October 6, 2022 (the “ELOC Purchase Agreement”) that we entered into with Ionic, including (A) shares which may be issued and sold to Ionic for cash (the “Purchase Shares”), (B) additional shares (equal to 2.5% of the number of shares sold for cash) issued for no consideration (the “Commitment Shares”), (C) shares which may be issued upon termination of the ELOC Purchase Agreement under certain circumstances to satisfy the termination fee (the “Additional Commitment Shares”), and (D) shares which are issuable if we fail to file a resale registration statement covering the shares issuable to Ionic upon conversion of the Debenture and pursuant to the ELOC Purchase Agreement (the “Filing Default Shares”) or have such resale registration statement declared effective by the specified deadlines (the “Effectiveness Default Shares”).

The number of shares of common stock issuable upon conversion of the Debenture is determined by dividing the outstanding balance under the Debenture (including all accrued and unpaid interest and accrued and unpaid late charges, if any) (the “Conversion Amount”) by a conversion price that is at a discount to the volume-weighted average price (“VWAP”) of our common stock over a specified measurement period following the conversion date (as further described below). The Debenture automatically converts into shares of common stock at the earlier of (i) the effective date of the registration statement of which this prospectus forms a part, and (ii) 181 days after the issuance date of the Debenture (such earlier date, the “Automatic Conversion Date”). Under the Debenture, no later than 2 trading days after the Automatic Conversion Date, we are required to cause our transfer agent to deliver to Ionic such number of shares of common stock (the “Pre-Settlement Conversion Shares”) equal to the product of (A) the quotient of (x) the Conversion Amount divided by (y) 80% of the closing price of our common stock on the date immediately preceding the Automatic Conversion Date (the “Pre-Settlement Conversion Price”) and as to which Ionic shall be the owner thereof as of the time of delivery of the Pre-Settlement Conversion Shares, multiplied by (B) 125%.

Then, no later than 2 trading days after the Variable Conversion Measuring Period (the “Conversion Settlement Date”), we are required to cause our transfer agent to deliver to Ionic such number of shares of common stock (the “Settlement Conversion Shares”) equal to the Conversion Amount divided by the conversion price; provided, however, that the number of shares of common stock to be delivered on the Conversion Settlement Date shall be reduced by the number of Pre-Settlement Conversion Shares delivered (any such number of shares delivered on the Conversion Settlement Date, the “True-Up Conversion Shares”). If the number of Pre-Settlement Conversion

Shares delivered to Ionic exceeds the number of Settlement Conversion Shares, then Ionic is required to return the excess shares. The “Variable Conversion Measuring Period” is the period starting on the trading day immediately following the receipt of Pre-Settlement Conversion Shares following the Automatic Conversion Date and ending the later of (x) 10 consecutive trading days after (and not including) the Automatic Conversion Date and (y) the trading day immediately after shares of common stock in the aggregate amount of at least $13,900,000 shall have traded on the Nasdaq Capital Market after the issuance date of the Debenture.

Our ability to sell shares under the ELOC Purchase Agreement will not commence until all shares issuable upon conversion of the Debenture are issued, including all true-up shares upon the expiration of the specified measurement period. See “The Offering” for more information.

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of securities by the selling security holder. The selling security holder may offer all or a portion of the shares for resale from time to time through public or private transactions, at then prevailing market prices (and not fixed prices). The selling security holder will bear all commissions and discounts, if any, attributable to the sale of our securities. We will bear all costs, expenses and fees in connection with the registration of the securities registered hereunder.

Ionic is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The securities being offered hereby may be sold by the selling security holder to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section of this prospectus entitled “Plan of Distribution” on page 35.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is traded on the Nasdaq Capital Market under the symbol “MARK.” The last reported sales price of our common stock on the Nasdaq Capital Market on November 10, 2022 was $0.28 per share.

On February 25, 2022, we received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that, for a period of 30 consecutive business days, the bid price of our common stock closed below the minimum of $1.00 per share required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we had 180 calendar days, or until August 24, 2022, to regain compliance with the Bid Price Rule.

On August 30, 2022, we received a staff determination letter from Nasdaq stating that we did not regain compliance with the Bid Price Rule and we were not eligible for a second 180-day grace period because we did not comply with the minimum $5,000,000 Stockholders’ Equity initial listing requirement for the Nasdaq Capital Market. We appealed Nasdaq’s delisting determination to a Hearings Panel (the “Panel”), which heard our presentation at a hearing held on October 6, 2022.

On October 17, 2022, we received a written decision from the Panel granting our request for continued listing on Nasdaq, subject to the conditions that, on January 11, 2023, we will have demonstrated compliance with the Bid Price Rule by evidencing a closing price of $1.00 or more per share for a minimum of 10 consecutive trading sessions, and that we provide prompt notification of any significant events that occur during the period ending on January 11, 2023 that may affect our compliance with Nasdaq rules.

We are a holding company incorporated in Delaware and not a Chinese operating company. As a holding company, we conduct most of our operations through our subsidiaries, each of which is wholly owned. We have historically conducted a significant part of our operations through contractual arrangements with certain variable interest entities (“VIEs”) based in China to address challenges resulting from laws, policies and practices that may disfavor foreign-owned entities that operate within industries deemed sensitive by the Chinese government. Because our contractual arrangements with the VIEs provided us with the power to direct the activities of the VIEs, for accounting purposes we were the primary beneficiary of the VIEs and we consolidated the financial results of the VIEs in our consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”).

We terminated all of the contractual arrangements with the VIEs and exercised our rights under the exclusive call option agreements such that, effective as of September 19, 2022, we obtained 100% of the equity ownership of the entities we formerly consolidated as VIEs and which we now consolidate as wholly-owned subsidiaries. For more information regarding the VIEs, see “Prospectus Summary—Corporate Structure.”

We are subject to certain legal and operational risks associated with having a significant portion of our operations in China. Chinese laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks could result in a material change in our operations, significant depreciation of the value of our common stock, or a complete hindrance of our ability to offer or continue to offer our securities to investors. In recent years, the Chinese government adopted a series of regulatory actions and issued statements to regulate business operations in China, including those related to the use of variable interest entities, cybersecurity, data security, export control and anti-monopoly concerns. As of the date of this prospectus, we have neither been involved in any investigations on cybersecurity review initiated by any Chinese regulatory authority, nor received any inquiry, notice or sanction. As of the date of this prospectus, no relevant laws or regulations in China explicitly require us to seek approval from the China Securities Regulatory Commission (the “CSRC”) for any securities listings. As of the date of this prospectus, we have not received any inquiry, notice, warning or sanctions from the CSRC or any other Chinese governmental authorities relating to securities listings. However, since these statements and regulatory actions are newly published, official guidance and related implementation rules have not all been issued. It is highly uncertain what potential impact such modified or new laws and regulations will have on our ability to conduct our business, accept investments or list or maintain a listing on a U.S. or foreign exchange. See “Risk Factors—Risks Relating to Doing Business in China.”

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to our Company. Under Delaware law, a Delaware corporation’s ability to pay cash dividends on its capital stock requires the corporation to have either net profits or positive net assets (total assets less total liabilities) over its capital. If we determine to pay dividends on any of our common stock in the future, as a holding company, we will rely on dividends or distributions made from the subsidiaries to Remark, the Delaware holding company. Current Chinese regulations permit our wholly foreign-owned enterprise (“WFOE”) based in China to pay dividends to its shareholder only out of registered capital amount, if any, as determined in accordance with Chinese accounting standards and regulations, and then only after meeting the requirement regarding statutory reserve. If our WFOE incurs debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our WFOE to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business. In addition, any cash dividends or distributions of assets by our WFOE to its stockholder are subject to a Chinese withholding tax of as much as 10%. The Chinese government also imposes controls on the conversion of Renminbi (“RMB”) into foreign currencies and the remittance of currencies out of China. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. If we are unable to receive all of the revenues from our operations through our China-based subsidiaries, we may be unable to pay dividends on our common stock. See “Prospectus Summary—Transfer of Cash or Assets.”

The Holding Foreign Companies Accountable Act (the “HFCA Act”) was enacted on December 18, 2020. The HFCA Act states if the Securities and Exchange Commission (the “SEC”) determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the Public Company Accounting Oversight Board (the “PCAOB”) for three consecutive years beginning in 2021, the SEC shall prohibit such shares from being traded on a national securities exchange or in the over the counter trading market in the United States. On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in a foreign jurisdiction. On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by Chinese and Hong Kong authorities in those jurisdictions. The PCAOB has made such determination as mandated under the HFCA Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

Our auditor, Weinberg & Company, an independent registered public accounting firm headquartered in the United States, is not subject to the determinations announced by the PCAOB on December 16, 2021. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. However, if the PCAOB is unable to inspect the work papers of our accounting firm in the future, such lack of inspection could cause trading in our common stock to be prohibited under the HFCA Act, and as a result, an exchange may determine to delist our common stock. The delisting and the cessation of trading of our common stock, or the threat of our common stock being delisted and prohibited from being traded, may materially and adversely affect the value of your investment.

As used in this prospectus, references to “the Company,” “Remark,” “we,” “us” or “our” refer to Remark Holdings, Inc., the Delaware holding company, and its subsidiaries (including the entities which we formerly consolidated as VIEs and which we now consolidate as wholly-owned subsidiaries).

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 18 of this prospectus and “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as in any other subsequently filed annual, quarterly or current reports and the applicable prospectus supplement, before investing in our securities.
___________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________________, 2022

ABOUT THIS PROSPECTUS
This prospectus describes the general manner in which the selling security holder identified in this prospectus may offer, from time to time up to 29,932,823 shares of our common stock which may be issued (i) upon conversion of the Debenture issued to Ionic, including Pre-Settlement Conversion Shares and True-Up Conversion Shares, and (ii) pursuant to the ELOC Purchase Agreement, which includes Purchase Shares, Commitment Shares, Additional Commitment Shares (if any), Filing Default Shares (if any) and Effectiveness Default Shares (if any). We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares of securities by the selling security holder.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus provides you with general information regarding the securities being offered by the selling security holder. You should read this prospectus as well as the additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information” before making an investment decision.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, the selling security holder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

This document may only be used where it is legal to sell these securities. The information contained in this prospectus (and in any supplement or amendment to this prospectus) is accurate only as of the date on the front of the document, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described in the section titled “Incorporation of Certain Information by Reference” before deciding whether to invest in any of the securities being offered. As used in this prospectus, references to “the Company,” “Remark,” “we,” “us” or “our” refer to Remark Holdings, Inc. and its subsidiaries (including the entities which we formerly consolidated as VIEs and which we now consolidate as wholly-owned subsidiaries).

References to “selling security holder” refers to the security holder identified herein in the section titled “Selling Security Holder” beginning on page 34 of this prospectus, who may sell securities from time to time as described in this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that you should consider before determining whether to invest in our securities. You should read the entire prospectus carefully, including the information included in the “Risk Factors” section, as well as our consolidated financial statements, notes to the consolidated financial statements and the other information incorporated by reference into this prospectus, before making an investment decision.

Business Overview

Remark Holdings, Inc. and subsidiaries (“Remark”, “we”, “us”, or “our”), and its consolidated variable-interest entities, are primarily technology-focused. The KanKan data intelligence platform that we and the VIEs have developed serves as the basis for our development and deployment of artificial-intelligence-based solutions for businesses in many industries and geographies. We also own and operate an e-commerce digital media property focused on a luxury beach lifestyle.

We were originally incorporated in Delaware in March 2006 as HSW International, Inc., we changed our name to Remark Media, Inc. in December 2011, and as our business continued to evolve, we changed our name to Remark Holdings, Inc. in April 2017.

Our common stock, par value $0.001 per share, is listed on the Nasdaq Capital Market under the ticker symbol MARK. Our website is www.remarkholdings.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

Corporate Structure

We are a holding company incorporated in Delaware and not a Chinese operating company. As a holding company, we conduct most of our operations through our subsidiaries, each of which is wholly owned. We have historically conducted a significant part of our operations through contractual arrangements between our WFOE and certain VIEs based in China to address challenges resulting from laws, policies and practices that may disfavor foreign-owned entities that operate within industries deemed sensitive by the Chinese government. We were the primary beneficiary of the VIEs because the contractual arrangements governing the relationship between the VIEs and our WFOE, which included an exclusive call option agreement, exclusive business cooperation agreement, a proxy agreement and an equity pledge agreement, enabled us to (i) exercise effective control over the VIEs, (ii) receive substantially all of the economic benefits of the VIEs, and (iii) have an exclusive call option to purchase, at any time, all or part of the equity interests in and/or assets of the VIEs to the extent permitted by Chinese laws. Because we were the primary beneficiary of the VIEs, we consolidated the financial results of the VIEs in our consolidated financial statements in accordance with GAAP.

We terminated all of the contractual arrangements between the WFOE and the VIEs and exercised our rights under the exclusive call option agreements between the WFOE and the VIEs such that, effective as of September 19, 2022, we obtained 100% of the equity ownership of the entities we formerly consolidated as VIEs and which we now consolidate as wholly-owned subsidiaries. The securities offered pursuant to this prospectus are securities of Remark, the Delaware holding company, not of the VIEs.

The following diagram illustrates our corporate structure, including our significant subsidiaries, as of the date of this prospectus. The diagram omits certain entities which are immaterial to our results of operations and financial condition.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Entity Organizational Chart

Remark Holdings, Inc. (United States)
100%
100%
100%
100%
100%
Remark AI LLC (United States)
Remark AI UK, Ltd. (United Kingdom)
Bikini.com LLC (United States)
RAAD Productions LLC (United States)
100%
100%
HSW (HK) Inc., Ltd. (Hong Kong)
Remark Holdings SPV, Inc. (United States)
KanKan Holdings Ltd. (Cayman Islands)
100%
100%
Remark Entertainment (Shanghai) Co., Ltd. (China)
KanKan Technology (Shanghai) Co., Ltd. (China)
100%
KanKan Limited (HK) (Hong Kong)
100%
Remark Data Technology Co., Ltd. (China)
100%
100%
Chengdu Remark Technology Co., Ltd. (China)
Hangzhou Shufeng Technology Co., Ltd. (China)

We are subject to certain legal and operational risks associated with having a significant portion of our operations in China. Chinese laws and regulations governing our current business operations, including the enforcement of such laws and regulations, are sometimes vague and uncertain and can change quickly with little advance notice. The Chinese government may intervene in or influence the operations of our China-based subsidiaries at any time and may exert more control over offerings conducted overseas and/or foreign investment in

China-based issuers, which could result in a material change in our operations and/or the value of our securities. In addition, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or become worthless. In recent years, the Chinese government adopted a series of regulatory actions and issued statements to regulate business operations in China, including those related to the use of variable interest entities, cybersecurity, data security, export control and anti-monopoly concerns. As of the date of this prospectus, we have neither been involved in any investigations on cybersecurity review initiated by any Chinese regulatory authority, nor received any inquiry, notice or sanction. As of the date of this prospectus, no relevant laws or regulations in China explicitly require us to seek approval from the CSRC for any securities listing. As of the date of this prospectus, we have not received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other Chinese governmental authorities relating to securities listings. However, since these statements and regulatory actions are newly published, official guidance and related implementation rules have not all been issued. It is highly uncertain what potential impact such modified or new laws and regulations will have on our ability to conduct our business, accept investments or list or maintain a listing on a U.S. or foreign exchange.

As of the date of this prospectus, we are not required to seek permissions from the CSRC, the Cyberspace Administration of China (the “CAC”), or any other entity that is required to approve our operations in China. Nevertheless, Chinese regulatory authorities may in the future promulgate laws, regulations or implement rules that require us or our subsidiaries to obtain permissions from such regulatory authorities to approve our operations or any securities listing.

Holding Foreign Companies Accountable Act

The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such shares from being traded on a national securities exchange or in the over the counter trading market in the United States. On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in a foreign jurisdiction. On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by Chinese and Hong Kong authorities in those jurisdictions. The PCAOB has made such determination as mandated under the HFCA Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol (the “Protocol”), taking the first step toward opening access for the PCAOB to completely inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, uncertainties still exist as to compliance with the Protocol. Depending on the implementation of the Protocol, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in China, then China-based companies will be delisted pursuant to the HFCA Act despite the Protocol. Therefore, there is no assurance that the Protocol could give relief to China-based companies against the delisting risk from the application of the HFCA Act.

Our auditor, Weinberg & Company, an independent registered public accounting firm headquartered in the United States, is not subject to the determinations announced by the PCAOB on December 16, 2021. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. However, if the PCAOB is unable to inspect the work papers of our accounting firm in the future, such lack of inspection could cause trading in our common stock to be prohibited under the HFCA Act, and as a result, an exchange may determine to delist our common stock. The delisting and the cessation of trading of our common stock, or the threat of our common stock being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. See “Risk Factors—Risks Relating to Doing Business in China—Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditors, and as a result, Nasdaq may determine to delist our securities.”

Summary of Risk Factors

Investing in our securities involves a high degree of risk. You should review carefully all of the information contained in this prospectus before making an investment in our securities. The following list summarizes some, but not all, of these risks. Please read the information in the section titled “Risk Factors” for a more thorough description of these and other risks.

Risks Relating to This Offering

•Issuances of our common stock to Ionic upon conversion of the Debenture will cause substantial dilution to our existing stockholders and the issuance and sale of shares of common stock to Ionic under the ELOC Purchase Agreement will likely cause substantial dilution and the price of our common stock to decline.

•We may not have access to the full amount available under the ELOC Purchase Agreement with Ionic.

•Ionic will pay less than the then-prevailing market price for our common stock, which could cause the price of our common stock to decline.

Risks Relating to Our Corporate Structure

•We have historically relied on contractual arrangements with the VIEs and their shareholders for a significant portion of our business operations. If the Chinese government determines that such contractual arrangements did not comply with Chinese regulations, or if these regulations change or are interpreted differently in the future, we could be subject to penalties, and our common stock may decline in value or even become worthless.

•Our contractual arrangements with the former VIEs may be subject to scrutiny by China’s tax authorities. Any adjustment of related party transaction pricing could lead to additional taxes, and therefore substantially reduce our consolidated net income and the value of your investment.

Risks Relating to Doing Business in China

•Changes in China’s economic, political, social or geopolitical conditions or in U.S.-China relations, as well as possible interventions and influences of any government policies and actions, could have a material adverse effect on our business and operations and the value of our common stock.

•Uncertainties with respect to the Chinese legal system could adversely affect us.

•We may be liable for improper use or appropriation of personal information provided by our customers and any failure to comply with Chinese laws and regulations over data security could result in materially adverse impact on our business, results of operations and the value of our common stock.

•Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditors, and as a result, Nasdaq may determine to delist our securities.

Risks Relating to Our Common Stock

•Our failure to meet the continued listing requirements of the Nasdaq Stock Market could result in a delisting of our common stock.

•Our stock price has fluctuated considerably and is likely to remain volatile, and various factors could negatively affect the market price or market for our common stock.

•Holders of our warrants will have no rights as a common stockholder until they exercise their warrants and acquire our common stock.

•The concentration of our stock ownership may limit individual stockholder ability to influence corporate matters.

•A significant number of additional shares of our common stock may be issued under the terms of existing securities, which issuances would substantially dilute existing stockholders and may depress the market price of our common stock.

•Provisions in our corporate charter documents and under Delaware law could make an acquisition of Remark more difficult, which acquisition may be beneficial to stockholders.

Transfer of Cash or Assets

Dividend Distributions

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to Remark.

We have never declared or paid dividends or distributions on our common equity. We currently intend to retain all available funds and any future consolidated earnings to fund our operations and continue the development and growth of our business; therefore, we do not anticipate paying any cash dividends.

Under Delaware law, a Delaware corporation’s ability to pay cash dividends on its capital stock requires the corporation to have either net profits or positive net assets (total assets less total liabilities) over its capital. If we determine to pay dividends on any of our common stock in the future, as a holding company, we may rely on dividends and other distributions on equity from our subsidiaries for cash requirements, including the funds necessary to pay dividends and other cash contributions to our stockholders.

Our WFOE’s ability to distribute dividends is based upon its distributable earnings. Current Chinese regulations permit our WFOE to pay dividends to its shareholder only out of its registered capital amount, if any, as determined in accordance with Chinese accounting standards and regulations, and then only after meeting the requirement regarding statutory reserve. If our WFOE incurs debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our WFOE to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business. In addition, any cash dividends or distributions of assets by our WFOE to its stockholder are subject to a Chinese withholding tax of as much as 10%.

The Chinese government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. If we are unable to receive all of the revenues from our operations through our China-based subsidiaries, we may be unable to pay dividends on our common stock.

Condensed Consolidating Financial Schedule

The following tables depict the financial position, results of operations and cash flows for the Delaware parent, Remark Holdings, Inc., the WFOE, the other owned operating subsidiaries, the consolidated VIEs and any eliminating adjustments separately, as of the same dates and for the same periods noted in the following tables.

Prior to our acquisition of 100% of the equity ownership of the entities we formerly consolidated as VIEs, we funded the registered capital and operating expenses of the VIEs on behalf of the shareholders of the VIEs by making advances to, or on behalf of, the VIEs. The contractual arrangements governing the relationship between the VIEs and our WFOE, which included an exclusive call option agreement, exclusive business cooperation agreement, a proxy agreement and an equity pledge agreement, enabled us to (i) exercise effective control over the VIEs, (ii) receive substantially all of the economic benefits of the VIEs, and (iii) have an exclusive call option to purchase, at any time, all or part of the equity interests in and/or assets of the VIEs to the extent permitted by Chinese laws. Specifically, the exclusive business cooperation agreement allowed the WFOE to charge a fee to the VIEs equal to as much as 95% of their net income. Accordingly, we determined that our interests, both directly and indirectly from the VIEs, represented rights to returns that could potentially be significant to such VIEs.

Since the exclusive business cooperation agreement gave us discretion regarding when to charge a fee to the VIEs, and since the VIEs had a significant accumulated deficit, we never charged fees to the VIEs. We, therefore, did not record intercompany revenue or expense related to the exclusive business cooperation agreement.

Historically, the VIEs have used all of their cash for operations and did not have cash reserves equal to 50% of their registered capital. Therefore, the VIEs were not able to pay amounts due to us or to the WFOE. Due to the inability of the VIEs to pay amounts due to us or to the WFOE and the uncertainty regarding the timing of when they might have gained the ability to pay, any cash that we or the WFOE advance to or on behalf of the VIEs was recorded as an increase to the investment in VIEs rather than as intercompany loans or intercompany accounts receivable/accounts payable. The following tables do not, therefore, reflect any intercompany balances other than the investments themselves and the liability for VIE losses in excess of investment (as described after the tables below). Additionally, cash currently only flowed from us, the WFOE or our other owned operating subsidiaries to the VIEs; it did not flow in the opposite direction.

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidating Balance Sheets (Unaudited)
As of December 31, 2021
($ in thousands)

	Corporate	WFOE	Other Owned Operating Subsidiaries	VIEs	Eliminating Entries	Consolidated Total
Assets
Cash	$13,239	$26	$682	$240	$—	$14,187
Trade accounts receivable	17	2	14	10,234	—	10,267
Inventory, net	1,288	—	—	58	—	1,346
Investment in marketable securities	42,349	—	—	—	—	42,349
Prepaid expense and other current assets	1,710	111	17	4,525	—	6,363
Total current assets	58,603	139	713	15,057	—	74,512
Property and equipment, net	328	—	29	—	—	357
Operating lease assets	113	—	—	81	—	194
Investment in WFOE	—	—	3,089	—	(3,089)	—
Investment in other owned operating subsidiaries	4,437	—	—	—	(4,437)	—
Investment in VIEs	8,801	—	1,644	—	(10,445)	—
Other long-term assets	416	—	—	24	—	440
Total Assets	$72,698	$139	$5,475	$15,162	$(17,971)	$75,503

Liabilities and Stockholders' Equity (Deficit)
Accounts payable	$3,169	$—	$450	$6,475	$—	10,094
Accrued expense and other current liabilities	2,665	127	588	2,583	—	5,963
Contract liability	80	331	—	165	—	576
Notes payable, net	27,811	—	—	—	—	27,811
WFOE losses in excess of investment	7,914	—	—	—	(7,914)	—
VIE losses in excess of investment	—	4,506	—	—	(4,506)	—
Total current liabilities	41,639	4,964	1,038	9,223	(12,420)	44,444
Operating lease liabilities - long term	25	—	—	—	—	25
Total Liabilities	41,664	4,964	1,038	9,223	(12,420)	44,469

Common stock	105	—	—	163	(163)	105
Additional paid-in-capital	364,239	19,899	42,627	28,310	(90,836)	364,239
Accumulated other comprehensive income (loss)	(270)	(318)	160	(1,268)	1,426	(270)
Accumulated deficit	(333,040)	(24,406)	(38,350)	(21,266)	84,022	(333,040)
Total stockholders' equity (deficit)	31,034	(4,825)	4,437	5,939	(5,551)	31,034
Total liabilities and stockholders' equity (deficit)	$72,698	$139	$5,475	$15,162	$(17,971)	$75,503

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidating Balance Sheets (Unaudited)
As of December 31, 2020
($ in thousands)

	Corporate	WFOE	Other Owned Operating Subsidiaries	VIEs	Eliminating Entries	Consolidated Total
Assets
Cash	$550	$17	$9	$278	$—	$854
Trade accounts receivable	175	2	—	4,850	—	5,027
Inventory, net	762	—	—	112	—	874
Prepaid expense and other current assets	1,792	(2)	5	248	—	2,043
Total current assets	3,279	17	14	5,488	—	8,798
Property and equipment, net	278	—	—	43	—	321
Operating lease assets	204	7	—	281	—	492
Investment in WFOE	—	—	3,089	—	(3,089)	—
Investment in other owned operating subsidiaries	4,069	—	—	—	(4,069)	—
Investment in VIEs	2,814	—	1,654	—	(4,468)	—
Investment in unconsolidated affiliate	1,030	—	—	—	—	1,030
Other long-term assets	587	—	15	68	—	670
Total Assets	$12,261	$24	$4,772	$5,880	$(11,626)	$11,311

Liabilities and Stockholders' Equity (Deficit)
Accounts payable	$4,275	$—	$659	$3,655	$—	$8,589
Accrued expense and other current liabilities	2,586	248	44	3,782	—	6,660
Contract liability	163	—	—	147	—	310
Notes payable, net	1,500	—	—	—	—	1,500
WFOE losses in excess of investment	9,564	—	—	—	(9,564)	—
VIE losses in excess of investment	—	6,251	—	—	(6,251)	—
Total current liabilities	18,088	6,499	703	7,584	(15,815)	17,059
Operating lease liabilities - long term	115	—	—	79	—	194
Warrant liability	1,725	—	—	—	—	1,725
Long- term debt, net	1,425	—	—	—	—	1,425
Total Liabilities	21,353	6,499	703	7,663	(15,815)	20,403

Common stock	100	—	—	163	(163)	100
Additional paid-in-capital	351,546	19,137	40,497	21,586	(81,220)	351,546
Accumulated other comprehensive income (loss)	(226)	(259)	159	(959)	1,059	(226)
Accumulated deficit	(360,512)	(25,353)	(36,587)	(22,573)	84,513	(360,512)
Total stockholders' equity (deficit)	(9,092)	(6,475)	4,069	(1,783)	4,189	(9,092)
Total liabilities and stockholders' equity (deficit)	$12,261	$24	$4,772	$5,880	$(11,626)	$11,311

REMARK HOLDINGS, INC. & SUBSIDIARIES
Consolidating Statement of Operations and Comprehensive Income (Loss) (Unaudited)
Year Ended December 31, 2021
($ in thousands)

	Corporate	WFOE	Other Owned Operating Subsidiaries	VIEs	Eliminating Entries	Consolidated Total
Revenue	$3,387	$268	$385	$11,950	$—	$15,990
Cost and expense
Cost of revenue (excluding depreciation and amortization)	1,786	314	85	9,270	—	11,455
Sales and marketing	264	152	274	281	—	971
Marketing expense (recovery)	—	—	—	(1,530)	—	(1,530)
Technology and development	1,630	—	1,288	1,774	—	4,692
General and administrative	12,667	165	491	797	—	14,120
Depreciation and amortization	133	—	10	48	—	191
Total cost and expense	16,480	631	2,148	10,640	—	29,899
Operating income (loss)	(13,093)	(363)	(1,763)	1,310	—	(13,909)
Other income (expense)
Interest expense	(2,298)	—	—	(10)	—	(2,308)
Other income (expense), net	(601)	3	—	6	—	(592)
Change in fair value of warrant liability	123	—	—	—	—	123
Gain on investment revaluation	43,642	—	—	—	—	43,642
Gain on debt extinguishment	425	—	—	—	—	425
Other gain	90	—	—	10	—	100
Share in net income of WFOE	947	—	—	—	(947)	—
Share in net loss of other owned operating subsidiaries	(1,763)	—	—	—	1,763	—
Share in net income of VIEs	—	1,307	—	—	(1,307)	—
Total other income (expense), net	40,565	1,310	—	6	(491)	41,390
Income (loss) from operations	$27,472	$947	$(1,763)	$1,316	$(491)	$27,481
Provision for income taxes	—	—	—	(9)	—	(9)
Net income (loss)	$27,472	$947	$(1,763)	$1,307	$(491)	$27,472
Other comprehensive loss
Foreign currency translation adjustments	—	260	4	(313)	5	(44)
Comprehensive income (loss)	$27,472	$1,207	$(1,759)	$994	$(486)	$27,428

REMARK HOLDINGS, INC. & SUBSIDIARIES
Consolidating Statement of Operations and Comprehensive Loss (Unaudited)
Year Ended December 31, 2020
($ in thousands)

	Corporate	WFOE	Other Owned Operating Subsidiaries	VIEs	Eliminating Entries	Consolidated Total
Revenue	$1,731	$25	$513	$7,876	$—	$10,145
Cost and expense
Cost of revenue (excluding depreciation and amortization)	1,068	—	22	5,332	—	6,422
Sales and marketing	327	130	1,002	1,919	—	3,378
Technology and development	2,475	—	59	1,608	—	4,142
General and administrative	8,282	245	379	462	—	9,368
Depreciation and amortization	80	1	82	145	—	308
Impairments	100	—	309	363	—	772
Total cost and expense	12,332	376	1,853	9,829	—	24,390
Operating loss	(10,601)	(351)	(1,340)	(1,953)	—	(14,245)
Other income (expense)
Interest expense	(1,306)	—	—	(36)	—	(1,342)
Other income (expense), net	(2)	7	—	(5)	—	—
Change in fair value of warrant liability	(1,610)	—	—	—	—	(1,610)
Gain on lease termination	3,582	—	—	—	—	3,582
Other loss	(8)	(57)	(5)	—	—	(70)
Share in net loss of WFOE	(2,395)	—	—	—	2,395	—
Share in net loss of other owned operating subsidiaries	(1,345)	—	—	—	1,345	—
Share in net loss of VIEs	—	(1,994)	—	—	1,994	—
Total other income (expense), net	(3,084)	(2,044)	(5)	(41)	5,734	560
Loss from operations	$(13,685)	$(2,395)	$(1,345)	$(1,994)	$5,734	$(13,685)
Provision for income taxes	—	—	—	—	—	—
Net loss	$(13,685)	$(2,395)	$(1,345)	$(1,994)	$5,734	$(13,685)
Other comprehensive loss
Foreign currency translation adjustments	—	637	5	(660)	19	1
Comprehensive loss	$(13,685)	$(1,758)	$(1,340)	$(2,654)	$5,753	$(13,684)

REMARK HOLDINGS, INC. & SUBSIDIARIES
Consolidating Statement of Cash Flows (Unaudited)
Year Ended December 31, 2021
($ in thousands)

	Corporate	WFOE	Other Owned Operating Subsidiaries	VIEs	Eliminating Entries	Consolidated Total
Cash flows from operating activities:
Net income (loss)	$27,472	$947	$(1,763)	$1,307	$(491)	$27,472
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liability	(123)	—	—	—	—	(123)
Depreciation, amortization and impairments	133	—	10	48	—	191
Share-based compensation	4,060	—	—	—	—	4,060
Amortization of debt issuance costs and discount	880	—	—	—	—	880
Gain on investment in marketable securities	(43,642)	—	—	—	—	(43,642)
Gain on debt extinguishment	(425)	—	—	—	—	(425)
Share in net income of WFOE	(947)	—	—	—	947	—
Share in net loss of other owned operating subsidiaries	1,763	—	—	—	(1,763)	—
Share in net income of VIEs	—	(1,307)	—	—	1,307	—
Financing cost of converting note payable to common stock	44	—	—	—	—	44
Provision for doubtful accounts	—	—	—	297	—	297
Other	41	258	17	(286)	—	30
Changes in operating assets and liabilities:						—
Accounts receivable	156	—	(12)	(5,877)	—	(5,733)
Inventory	(526)	—	(1)	54	—	(473)
Prepaid expenses and other current assets	260	(107)	(13)	(4,260)	—	(4,120)
Operating lease assets	91	7	—	195	—	293
Accounts payable, accrued expense and other liabilities	(1,086)	(114)	335	1,832	—	967
Contract liability	(69)	325	—	21	—	277
Operating lease liabilities	(90)	—	—	(79)	—	(169)
Net cash provided by (used in) operating activities	(12,008)	9	(1,427)	(6,748)	—	(20,174)
Cash flows from investing activities:
Proceeds from investment	2,322	—	—	—	—	2,322
Purchases of property, equipment and software	(183)	—	(40)	—	—	(223)
Other cash outflows resulting from transactions with WFOE, net	(754)	—	—	—	754	—
Other cash outflows resulting from transactions with other owned operating subsidiaries, net	(2,140)	—	—	—	2,140	—
Other cash outflows resulting from transactions with VIEs, net	(5,956)	(754)	—	—	6,710	—
Net cash used in investing activities	(6,711)	(754)	(40)	—	9,604	2,099
Cash flows from financing activities:
Proceeds from issuance of common stock, net	5,692	—	—	—	—	5,692
Proceeds from debt issuance	32,216	—	—	—	—	32,216
Repayments of debt	(6,500)	—	—	—	—	(6,500)
Other cash inflows resulting from transactions with corporate, net	—	754	2,140	5,956	(8,850)	—
Other cash inflows resulting from transactions with WFOE, net	—	—	—	754	(754)	—
Net cash provided by financing activities	31,408	754	2,140	6,710	(9,604)	31,408
Net change in cash	12,689	9	673	(38)	—	13,333
Cash:
Beginning of period	550	17	9	278	—	854
End of period	$13,239	$26	$682	$240	$—	$14,187

REMARK HOLDINGS, INC. & SUBSIDIARIES
Consolidating Statement of Cash Flows (Unaudited)
Year Ended December 31, 2020
($ in thousands)

	Corporate	WFOE	Other Owned Operating Subsidiaries	VIEs	Eliminating Entries	Consolidated Total
Cash flows from operating activities:
Net loss	$(13,685)	$(2,395)	$(1,345)	$(1,994)	$5,734	$(13,685)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	1,610	—	—	—	—	1,610
Depreciation, amortization and impairments	79	1	82	146	—	308
Share-based compensation	797	—	—	—	—	797
Gain on lease termination	(3,582)	—	—	—	—	(3,582)
Loss on disposal of long-lived assets	8	27	6	36	—	77
Loss on impairment of intangible assets	100	—	309	363	—	772
Share in net loss of WFOE	2,395	—	—	—	(2,395)	—
Share in net loss of other owned operating subsidiaries	1,345	—	—	—	(1,345)	—
Share in net loss of VIEs	—	1,994	—	—	(1,994)	—
Other	310	646	(11)	(676)	—	269
Changes in operating assets and liabilities:
Accounts receivable	(174)	66	38	(2,755)	—	(2,825)
Prepaid expenses and other current assets	(1,926)	24	2	1,121	—	(779)
Operating lease assets	(66)	130	91	(82)	—	73
Accounts payable	(91)	(55)	(215)	(559)	—	(920)
Contract liability	164	(120)	—	(71)	—	(27)
Operating lease liabilities	(76)	(61)	—	2	—	(135)
Net cash used in operating activities	(12,792)	257	(1,043)	(4,469)	—	(18,047)
Cash flows from investing activities:
Purchases of property, equipment and software	(290)	—	—	—	—	(290)
Other cash outflows resulting from transactions with WFOE, net	(3,605)	—	(196)	—	3,801	—
Other cash outflows resulting from transactions with other owned operating subsidiaries, net	(1,102)	—	—	—	1,102	—
Other cash outflows resulting from transactions with VIEs, net	(566)	(4,132)	—	—	4,698	—
Net cash provided by (used in) investing activities	(5,563)	(4,132)	(196)	—	9,601	(290)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	32,135	—	—	—	—	32,135
Proceeds from debt issuance	1,425	—	—	—	—	1,425
Repayments of debt	(13,781)	—	—	—	—	(13,781)

REMARK HOLDINGS, INC. & SUBSIDIARIES
Payment of contingent consideration in business acquisitions	(860)	—	—	—	—	(860)
Other cash inflows resulting from transactions with corporate, net	—	3,605	1,102	566	(5,273)	—
Other cash inflows resulting from transactions with WFOE, net	—	—	—	4,132	(4,132)	—
Other cash inflows resulting from transactions with other operating subsidiaries, net	—	196	—	—	(196)	—
Net cash provided by financing activities	18,919	3,801	1,102	4,698	(9,601)	18,919
Net change in cash	564	(74)	(137)	229	—	582
Cash:
Beginning of period	(14)	91	146	49	—	272
End of period	$550	$17	$9	$278	$—	$854

Investment in VIEs/VIE Losses in Excess of Investment

As we have been building our artificial intelligence business, the VIEs have incurred net losses from operations in excess of the amounts we have advanced to the VIEs. Since we committed to funding the VIEs to continue growing the business, we showed as a liability the amount by which the accumulated net losses of the VIEs exceed our investment in the VIEs. The following table rolls forward the balance of VIE losses in excess of investment:

	Corporate	WFOE	Other Owned Operating Subsidiaries
Investment in VIEs/(VIE losses in excess of investment), December 31, 2020	$2,814	$(6,251)	$1,654
Cash provided to VIEs	5,956	754	—
Share in net income of VIEs	—	1,307	—
Share in accumulated other comprehensive income of VIEs	—	(313)	—
Other	31	(3)	(10)
Investment in VIEs/(VIE losses in excess of investment), December 31, 2021	$8,801	$(4,506)	$1,644

Our Address

Our principal executive offices are located at 800 S. Commerce Street, Las Vegas, NV 89106, and our telephone number is (702) 701-9514.

Before you invest in any of the securities offered hereby, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”

The Offering

On October 6, 2022, we entered into a debenture purchase agreement with Ionic (as amended by the amendment described below, the “Debenture Purchase Agreement”), pursuant to which we issued the Debenture in the original principal amount of $2,778,000 to Ionic for a purchase price of $2,500,000. The Debenture accrues interest at a rate of 8% per annum. The interest rate on the Debenture increases to a rate of 15% per annum if the

Debenture is not fully paid or converted by February 6, 2023 (the “Trigger Date”) or upon the occurrence of certain trigger events (the “Trigger Events”), including, without limitation, the suspension from trading or the delisting of our common stock from Nasdaq and the occurrence of any material adverse effect. In addition, if the Debenture is not fully paid or converted by the Trigger Date, the original principal amount of the Debenture will be deemed to have been $3,334,000 from the issuance date. The Debenture matures on June 6, 2023 (the “Maturity Date”).

The Debenture automatically converts into shares of common stock at the earlier of (i) the effective date of the registration statement of which this prospectus forms a part, and (ii) 181 days after the issuance date of the Debenture.

The number of shares of common stock issuable upon conversion of the Debenture is determined by dividing the Conversion Amount by a conversion price that is the lower of (x) 80% (or 70% if our common stock is not then trading on Nasdaq) of the average of the 10 lowest VWAPs over a specified measurement period following the conversion date, and (y) $0.50 (the “Fixed Conversion Price”), subject to full ratchet anti-dilution protection in the event we issue certain equity securities at a price below the then Fixed Conversion Price.

On November 7, 2022, we entered into an amendment to the Debenture Purchase Agreement with Ionic, pursuant to which we and Ionic agreed to amend and restate the Debenture to provide that (i) in no event will the conversion price under the Debenture be below a floor price of $0.10 (such price, as may be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction, the “Floor Price”), and (ii) in the event the actual conversion price is less than the Floor Price, (A) Ionic will be entitled to that number of Settlement Conversion Shares issuable with an assumed conversion price equal to the Floor Price, and (B) we will be required to make a cash payment to Ionic on or prior to the Maturity Date of an amount that is calculated by subtracting the number of Settlement Conversion Shares issuable at an assumed conversion price equal to the Floor Price from the number of Settlement Conversion Shares issuable at the actual conversion price, multiplied by a price equal to the average of the 10 lowest VWAPs during the Variable Conversion Measuring Period.

Additionally, in the event of a bankruptcy, we are required to redeem the Debenture in cash in an amount equal to the then outstanding balance of the Debenture multiplied by 120%, subject, however, to the provisions of a subordination and intercreditor agreement between Ionic and our senior lender. The Debenture further provides that we will not effect the conversion of any portion of the Debenture, and the holder thereof will not have the right to a conversion of any portion of the Debenture, to the extent that after giving effect to such conversion, the holder together with its affiliates would beneficially own more than 4.99% of the outstanding shares of our common stock immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”).

Also, on October 6, 2022, we entered into the ELOC Purchase Agreement with Ionic, which provides that, upon the terms and subject to the conditions and limitations set forth therein, we have the right to direct Ionic to purchase up to an aggregate of $50,000,000 of shares of our common stock, which shall include the Purchase Shares, the Commitment Shares, the Additional Commitment Shares, the Filing Default Shares (if any) and the Effectiveness Default Shares (if any) over the 36-month term of the ELOC Purchase Agreement. We currently have reserved 29,932,823 shares of our authorized and unissued shares of common stock solely for the purpose of effecting purchases of the shares under the ELOC Purchase Agreement. Under the ELOC Purchase Agreement, after the satisfaction of certain commencement conditions, including, without limitation, the effectiveness of the registration statement of which this prospectus forms a part and that the Debenture shall have been fully converted into shares of common stock or shall otherwise have been fully redeemed and settled in all respects in accordance with the terms of the Debenture, we have the right to present Ionic with a purchase notice (each, a “Purchase Notice”) directing Ionic to purchase any amount up to $3,000,000 of our common stock per trading day, at a per share price equal to 90% (or 80% if our common stock is not then trading on Nasdaq) of the average of the 5 lowest VWAPs over a specified measurement period. With each purchase under the ELOC Purchase Agreement, we are required to deliver to Ionic an additional number of shares equal to 2.5% of the number of shares of common stock deliverable upon such purchase. The number of shares that we can issue to Ionic from time to time under the ELOC Purchase Agreement shall be subject to the Beneficial Ownership Limitation.

In addition, Ionic will not be required to buy any shares of our common stock pursuant to a Purchase Notice on any trading day on which the closing trade price of our common stock is below $0.25. We will control the timing and amount of sales of our common stock to Ionic. Ionic has no right to require any sales by us, and is obligated to make purchases from us as directed solely by us in accordance with the ELOC Purchase Agreement. The ELOC Purchase Agreement provides that we will not be required or permitted to issue, and Ionic will not be required to purchase, any shares under the ELOC Purchase Agreement if such issuance would violate Nasdaq rules, and we may, in our sole discretion, determine whether to obtain stockholder approval to issue shares in excess of 19.99% of our outstanding shares of common stock if such issuance would require stockholder approval under Nasdaq rules. Ionic has agreed that neither it nor any of its agents, representatives and affiliates will engage in any direct or indirect short-selling or hedging our common stock during any time prior to the termination of the ELOC Purchase Agreement.

The ELOC Purchase Agreement may be terminated by us if certain conditions to commence have not been satisfied by December 31, 2022. The ELOC Purchase Agreement may also be terminated by us at any time after commencement, at our discretion; provided, however, that if we sold less than $25,000,000 to Ionic (other than as a result of our inability to sell shares to Ionic as a result of the Beneficial Ownership Limitation, our failure to have sufficient shares authorized or our failure to obtain stockholder approval to issue more than 19.99% of our outstanding shares), we will pay to Ionic a termination fee of $500,000, which is payable, at our option, in cash or in shares of common stock, as Additional Commitment Shares, at a price equal to the closing price on the day immediately preceding the date of receipt of the termination notice. Further, the ELOC Purchase Agreement will automatically terminate on the date that we sell, and Ionic purchases, the full $50,000,000 amount under the agreement or, if the full amount has not been purchased, on the expiration of the 36-month term of the ELOC Purchase Agreement.

Concurrently with entering into the Debenture Purchase Agreement and the ELOC Purchase Agreement, we also entered into a registration rights agreement with Ionic (the “Registration Rights Agreement”), in which we agreed to file one or more registration statements, as necessary, to register under the Securities Act of 1933 (the “Securities Act”) the resale of the shares of our common stock issuable upon conversion of the Debenture, the shares of common stock that may be issued to Ionic under the ELOC Purchase Agreement and the shares of common stock that may be issued to Ionic if we fail to comply with our obligations in the Registration Rights Agreement. The Registration Rights Agreement requires that we file, within 30 days after signing, a resale registration statement and use commercially reasonable efforts to have such resale registration statement declared effective by the SEC on or before the earlier of (i) 90 days after signing (or 120 days if such registration statement is subject to full review by the SEC) and (ii) the 2nd business day after we are notified we will not be subject to further SEC review. If we fail to timely file such registration statement, then we will be required to issue to Ionic as Filing Default Shares 150,000 shares of our common stock within 2 trading days after such failure, and with respect to the shares issuable upon conversion of the Debenture, we will additionally pay in cash, as liquidated damages, an amount equal to 2% of the amount then currently outstanding under the Debenture for failure to file by the specified deadline for each 30-day period after such failure. If we fail to have such registration statement declared effective by the specified deadline, then we will be required to issue to Ionic as Effectiveness Default Shares 150,000 shares of our common stock within 2 trading days after such failure, and with respect to the shares issuable upon conversion of the Debenture, we will additionally pay in cash, as liquidated damages, an amount equal to 2% of the amount then currently outstanding under the Debenture for failure to have the resale registration statement declared effective by the specified deadline for each 30-day period after such failure.

In accordance with our obligations under the Registration Rights Agreement, we are filing the registration statement of which this prospectus forms a part to register the resale of up to an aggregate of 29,932,823 shares of our common stock issuable upon conversion of the Debenture and issuable to Ionic pursuant to the ELOC Purchase Agreement. If, following conversion of the Debenture, the number of shares registered hereby is insufficient to cover all of the shares we elect to sell to Ionic under the ELOC Purchase Agreement, we will be required to file one or more additional registration statements to register such additional shares. For example, if the conversion price is $0.10, we will be required to issue at least 27,780,000 shares under the Debenture, which means we will have only 2,152,823 shares registered with respect to the ELOC Purchase Agreement.

OFFERING SUMMARY

Common stock being offered by the selling security holder
Up to 29,932,823 shares of our common stock, which may be issued (i) upon conversion of the Debenture, including Pre-Settlement Conversion Shares and any True-Up Conversion Shares and (ii) pursuant to the ELOC Purchase Agreement, including the Purchase Shares, the Commitment Shares, the Additional Commitment Shares (if any), the Filing Default Shares (if any) and the Effectiveness Default Shares (if any).

Nasdaq Capital Market symbol	“MARK”
Risk Factors
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 18 of this prospectus and “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as in any other subsequently filed annual, quarterly or current reports, before investing in our securities.

Use of Proceeds
All of the securities offered by this prospectus are being registered for the account of the selling security holder. We will not receive any of the proceeds from the sale of these securities. We have agreed to pay all costs, expenses and fees relating to the registration of the securities covered by this prospectus. The selling security holder will bear all commissions and discounts, if any, attributable to the sale of the securities. However, we have received $2,500,000 in gross proceeds from the sale of the Debenture to Ionic and we may receive gross proceeds of up to $50,000,000 from the sale of shares under the ELOC Purchase Agreement to Ionic. We intend to use the net proceeds from any sale of shares to Ionic under the ELOC Purchase Agreement for general corporate purposes, which may include working capital, and repayment of outstanding indebtedness.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as those set forth in our most recent Annual Report on Form 10-K filed with the SEC, which are incorporated by reference into this prospectus, as well as the other information set forth in this prospectus and the documents incorporated by reference herein, before deciding whether to invest in our securities. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occur, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to This Offering

Issuances of our common stock to Ionic upon conversion of the Debenture will cause substantial dilution to our existing stockholders and the issuance and sale of shares of common stock to Ionic under the ELOC Purchase Agreement will likely cause substantial dilution and the price of our common stock to decline.

We are registering for resale up to an aggregate of 29,932,823 shares of common stock that may be issued upon conversion of the Debenture and that we may issue and sell to Ionic from time to time under the ELOC Purchase Agreement.

The number of shares of common stock issuable upon conversion of the Debenture will fluctuate significantly based on the market price of our common stock. Based on the price of our common stock on November 10, 2022, or if such price further decreases at the time of conversion, our existing stockholders would experience substantial dilution upon the conversion of the Debenture. If, for example, the outstanding balance under the Debenture was fully converted on November 10, 2022, based on a conversion price of $0.22 per share, the Debenture would have been convertible into 12,627,273 shares of common stock. In addition, the issuance of Pre-Settlement Conversion Shares, which is equal to the product of the Conversion Amount divided by a conversion price equal to 80% of the closing price of our common stock, multiplied by 125%, will result in even greater dilution to our existing stockholders.

Additionally, it is anticipated that shares issued to Ionic under the ELOC Purchase Agreement will be issued and sold over a period of up to approximately 36 months following the satisfaction of certain commencement conditions including, without limitation, full settlement of the Debenture. The number of shares ultimately sold to Ionic under this prospectus is dependent upon the number of shares we elect to sell to Ionic under the ELOC Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the issuance and sale of shares under the ELOC Purchase Agreement may cause the trading price of our common stock to decline.

We may ultimately issue and sell to Ionic all, some or none of the shares of common stock available under the ELOC Purchase Agreement. Ionic may sell all, some or none of our shares that it holds or comes to hold as a result of conversion of the Debenture or pursuant to sales under the ELOC Purchase Agreement. The issuance and sale of shares by us to Ionic upon conversion of the Debenture and pursuant to the ELOC Purchase Agreement will result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Ionic in this offering, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

We may not have access to the full amount available under the ELOC Purchase Agreement with Ionic.

Under the ELOC Purchase Agreement, following the satisfaction of certain commencement conditions, including, without limitation, full settlement of the Debenture, we will have the right to direct Ionic to purchase shares of our common stock from time to time by presenting Ionic with a purchase notice directing Ionic to purchase any amount up to $3,000,000 of our common stock per trading day, at a per share price equal to 90% (or 80% if our common stock is not then trading on Nasdaq) of the average of the 5 lowest VWAPs over a specified measurement period.

Although the ELOC Purchase Agreement provides that we may sell up to $50,000,000 of our common stock to Ionic, depending on the market prices of our common stock, we may not be able to nor desire to sell all of the shares contemplated by the ELOC Purchase Agreement. In addition, if, following conversion of the Debenture, the number of shares registered hereby is insufficient to cover all of the shares we elect to sell to Ionic under the ELOC Purchase Agreement, we will be required to file one or more additional registration statements to register such additional shares. For example, if the conversion price is $0.10, we will be required to issue at least 27,780,000 shares under the Debenture, which means we will have only 2,152,823 shares registered with respect to the ELOC Purchase Agreement.

The extent to which we rely on Ionic as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. Even if we sell a significant amount of shares under the ELOC Purchase Agreement to Ionic, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Ionic will pay less than the then-prevailing market price for our common stock, which could cause the price of our common stock to decline.

The purchase price of common stock sold to Ionic under the ELOC Purchase Agreement is derived from the market price of our common stock. The shares to be sold to Ionic pursuant to the ELOC Purchase Agreement will be purchased at a discounted price as described above. The price at which the Debenture will convert into shares of our common stock is also at a discount to the market price of our common stock. As a result of this pricing structure, Ionic may sell the shares it receives immediately after receipt of the shares, which could cause the price of our common stock to decrease. These sales may have a further impact on the price of our common stock.

Risks Relating to Our Corporate Structure

We have historically relied on contractual arrangements with the VIEs and their shareholders for a significant portion of our business operations. If the Chinese government determines that such contractual arrangements did not comply with Chinese regulations, or if these regulations change or are interpreted differently in the future, we could be subject to penalties, and our common stock may decline in value or even become worthless.

Prior to the termination of our contractual arrangements with the VIEs, we relied on such contractual arrangements with the former VIEs to operate our business in China. The revenues contributed by the former VIEs constituted a majority of our total revenues for the fiscal years ended December 31, 2021 and 2020.

In recent years, the Chinese government adopted a series of regulatory actions and issued statements to regulate business operations in China, including those related to variable interest entities. These recent statements indicate an intent by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. As of the date of this prospectus, there are no relevant laws or regulations in China that prohibit our Company or any of our subsidiaries from listing or offering securities in the United States. However, official guidance and related implementation rules have not been issued. Future action taken by the Chinese government could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our common stock to significantly depreciate or become worthless. In addition, although we believe that our historical contractual arrangements with the former VIEs complied with applicable Chinese laws and regulations, the Chinese government may determine at any time that such contractual arrangements with the former VIEs did not apply with Chinese regulations, or such regulations may change or be interpreted differently in the future. If the Chinese government determines that our contractual arrangements with the former VIEs did not comply with Chinese regulations or if these regulations change or are interpreted differently in the future, we may be subject to penalties imposed by the Chinese government, and our common stock may decline in value or become worthless.

Our contractual arrangements with the former VIEs may be subject to scrutiny by China’s tax authorities. Any adjustment of related party transaction pricing could lead to additional taxes, and therefore substantially reduce our consolidated net income and the value of your investment.

The tax regime in China is rapidly evolving and there is significant uncertainty for Chinese taxpayers as Chinese tax laws may be interpreted in significantly different ways. China’s tax authorities may assert that we or the former VIEs or their shareholders are required to pay additional taxes on previous or future revenue or income. In particular, under applicable Chinese laws, rules and regulations, arrangements and transactions among related parties, such as the contractual arrangements with the former VIEs, may be subject to audit or challenge by China’s tax authorities. If China’s tax authorities determine that any contractual arrangements were not entered into on an arm’s length basis and therefore constitute a favorable transfer pricing, the China tax liabilities of the relevant subsidiaries, the former VIEs or the shareholders of the former VIEs could be increased, which could increase our overall tax liabilities. In addition, China’s tax authorities may impose interest on late payments. Our net income may be materially reduced if our tax liabilities increase. It is uncertain whether any new China laws, rules or regulations relating to VIE structures will be adopted or, if adopted, what they would provide.

If we or any of the former VIEs are found to be in violation of any existing or future China laws, rules or regulations, or if we fail to obtain or maintain any of the required permits or approvals, the relevant China regulatory authorities would have broad discretion to take action in dealing with these violations or failures, including revoking the business and operating licenses of the former VIEs, requiring us to discontinue or restrict our operations, restricting our right to collect revenue, blocking one or more of our websites, requiring us to restructure our operations or taking other regulatory or enforcement actions against us. The imposition of any of these measures could result in a material adverse effect on our ability to conduct all or any portion of our business operations. In addition, it is unclear what impact Chinese government actions would have on us and on our ability to consolidate the financial results of any of the former VIEs in our consolidated financial statements, if Chinese governmental authorities were to find our former corporate structure and historical contractual arrangements to be in violation of Chinese laws, rules and regulations. If the imposition of any governmental actions causes us to lose our right to direct the activities of any of the former VIEs or otherwise separate from any of these entities, and if we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of the former VIEs in our consolidated financial statements. Any of these events would have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Doing Business in China

Changes in China’s economic, political, social or geopolitical conditions or in U.S.-China relations, as well as possible interventions and influences of any government policies and actions, could have a material adverse effect on our business and operations and the value of our common stock.

A significant portion of our operations are conducted through our China-based subsidiaries. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic, social conditions and government policies in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position. The COVID-19 pandemic has had a severe and negative impact on the Chinese and global economy. In particular, the preventative measures in China as a result of the Chinese government’s “Zero-COVID” policy have significantly limited the operational capabilities of our China-based subsidiaries, caused a material adverse impact on our business and may continue to have an adverse impact on our operations in China.

The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Furthermore, we and our investors may face uncertainty about future actions by the government of China that could significantly affect the financial performance and operations of our China-based subsidiaries. Chinese laws and regulations, including the enforcement of such laws and regulations, can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time and may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of our securities. As of the date of this prospectus, neither Remark nor any of its subsidiaries has received or was denied permission from Chinese authorities to list on U.S. exchanges or conduct U.S. securities offerings. However, there is no guarantee that we will receive or not be denied permission from Chinese authorities to list on U.S. exchanges or conduct U.S. securities offerings in the future. China’s economic, political and social conditions, as well as interventions and influences of any government policies, laws and regulations are uncertain and could have a material adverse effect on our business.

Uncertainties with respect to the Chinese legal system could adversely affect us.

The Chinese legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the Chinese legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since Chinese administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the Chinese legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

In addition, we are subject to risks and uncertainties of the interpretations and applications of Chinese laws and regulations, and any such interpretations and applications could lead to future actions of the Chinese government that are detrimental to us and/or our China-based subsidiaries, which would likely result in material adverse changes in our operations and cause the value of our common stock to potentially depreciate significantly or become worthless.

We may be liable for improper use or appropriation of personal information provided by our customers and any failure to comply with Chinese laws and regulations over data security could result in materially adverse impact on our business, results of operations and the value of our common stock.

Our business involves collecting and retaining certain internal and external data and information including that of our customers and suppliers. The integrity and protection of such information and data are crucial to us and our business. Owners of such data and information expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC (the “Cyber Security Law”), which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides legal basis for privacy and personal information infringement claims under the Chinese civil laws. Chinese regulators, including the CAC, the Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection.

On August 20, 2021, the Standing Committee of the 13th National People's Congress of China issued the final version of the Personal Information Protection Law (the “PIPL”), which became effective on November 1, 2021. The PIPL imposes on China-based data processers (such as our China-based subsidiaries) significant obligations with respect to, among other things, obtaining, processing and cross-border transferring personal information. The PIPL may subject a data processor to a penalty of as much as RMB50 million or 5% of the preceding year’s turnover.

The Chinese regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the State Administration for Market Regulation, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations.

In November 2021, the CAC and other related authorities released the amended Cybersecurity Review Measures which became effective on February 15, 2022. Under the amended Cybersecurity Review Measures:

•companies who are engaged in data processing are also subject to the regulatory scope;

•the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;

•the operators (including both operators of critical information infrastructure and relevant parties who are engaged in data processing) holding more than one million users/users’ (which are to be further specified) individual information and seeking a listing outside China shall file for cybersecurity review with the Cybersecurity Review Office; and

•the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously shall be collectively taken into consideration during the cybersecurity review process.

As a result of the promulgation of the amended Cybersecurity Review Measures, we may become subject to enhanced cybersecurity review. Certain internet platforms in China have been reportedly subject to heightened regulatory scrutiny in relation to cybersecurity matters. As of the date of this prospectus, we have neither been subject to heightened regulatory scrutiny with respect to cybersecurity matters nor been informed by any Chinese governmental authority of any requirement that we file for a cybersecurity review. However, if we are deemed to be a critical information infrastructure operator or a company that is engaged in data processing and holds personal information of more than one million users, we could be subject to Chinese cybersecurity review.

As there remains significant uncertainty in the interpretation and enforcement of relevant Chinese cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, we may not be able to pass such review. In addition, we could become subject to enhanced cybersecurity review or investigations launched by Chinese regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, removal of our app from the relevant app stores, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations. As of the date of this prospectus, we have neither been involved in any investigations on cybersecurity review initiated by the CAC or any other Chinese regulatory authority nor have we received any inquiry, notice or sanction in such respect. We believe that we are in compliance with the aforementioned regulations and policies that have been issued by the CAC.

On June 10, 2021, the Standing Committee of the National People’s Congress of China (the “SCNPC”) promulgated the PRC Data Security Law, which took effect on September 1, 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

As of the date of this prospectus, we do not expect that the current Chinese laws on cybersecurity or data security or the PIPL would have a material adverse impact on our business operations. However, as uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we will comply with such regulations in all respects and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.

Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditors, and as a result, Nasdaq may determine to delist our securities.

The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such shares from being traded on a national securities exchange or in the over the counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in a foreign jurisdiction.

On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by Chinese and Hong Kong authorities in those jurisdictions. The PCAOB has made such determination as mandated under the HFCA Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed the Protocol, taking the first step toward opening access for the PCAOB to completely inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, uncertainties still exist as to compliance with the Protocol. Depending on the implementation of the Protocol, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in China, then China-based companies will be delisted pursuant to the HFCA Act despite the Protocol. Therefore, there is no assurance that the Protocol could give relief to China-based companies against the delisting risk from the application of the HFCA Act.

Our auditor, Weinberg & Company, an independent registered public accounting firm headquartered in the United States, is not subject to the determinations announced by the PCAOB on December 16, 2021. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. However, if the PCAOB is unable to inspect the work papers of our accounting firm in the future, such lack of inspection could cause trading in our common stock to be prohibited under the HFCA Act, and as a result, an exchange may determine to delist our common stock. The delisting and the cessation of trading of our common stock, or the threat of our common stock being delisted and prohibited from being traded, may materially and adversely affect the value of your investment.

These recent developments may result in prohibitions on the trading of our common stock on the Nasdaq Capital Market, if our auditors fail to meet the PCAOB inspection requirement in time.

Risks Relating to Our Common Stock

Our failure to meet the continued listing requirements of the Nasdaq Stock Market could result in a delisting of our common stock.

On February 25, 2022, we received written notice from Nasdaq’s Listing Qualifications Department notifying us that, for a period of 30 consecutive business days, the bid price of our common stock closed below the minimum of $1.00 per share required for continued listing on the Nasdaq Capital Market pursuant to the Bid Price Rule. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we had 180 calendar days, or until August 24, 2022, to regain compliance with the Bid Price Rule.

On August 30, 2022, we received a staff determination letter from Nasdaq stating that we did not regain compliance with the Bid Price Rule and we were not eligible for a second 180-day grace period because we did not comply with the minimum $5,000,000 Stockholders’ Equity initial listing requirement for the Nasdaq Capital Market. We appealed Nasdaq’s delisting determination to the Panel, which heard our presentation at a hearing held on October 6, 2022.

On October 17, 2022, we received a written decision from the Panel granting our request for continued listing on Nasdaq, subject to the conditions that, on January 11, 2023, we will have demonstrated compliance with the Bid Price Rule by evidencing a closing price of $1.00 or more per share for a minimum of 10 consecutive trading sessions, and that we provide prompt notification of any significant events that occur during the period ending on January 11, 2023 that may affect our compliance with Nasdaq rules.

Even though we received a favorable decision from the Panel, there can be no assurance that we will be able to maintain a closing price of $1.00 or more per share for a minimum of 10 consecutive trading sessions by January 11, 2023 or that we will be able to continue to satisfy our continued listing requirements of the Nasdaq Capital Market going forward. Our failure to meet the continued listing requirements could result in a delisting of our common stock. The delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, customers and employees and potential loss of business development opportunities. The delisting from Nasdaq could adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly impact the ability of investors to trade our securities and would negatively impact the value and liquidity of our common stock.

Thus, although we plan to take actions to regain our compliance with Nasdaq's listing requirements, we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, or prevent future non-compliance with Nasdaq's listing requirements.

Our stock price has fluctuated considerably and is likely to remain volatile, and various factors could negatively affect the market price or market for our common stock.

The trading price of our common stock has been and may continue to be volatile. From January 1, 2020 through September 30, 2022, the high and low sales prices for our common stock were $6.70 and $0.25, respectively. The trading price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•general market and economic conditions;

•the low trading volume and limited public market for our common stock; and

•minimal third-party research regarding Remark.

In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. Such broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Holders of our warrants will have no rights as a common stockholder until they exercise their warrants and acquire our common stock.

Until a holder of our warrants acquires shares of our common stock upon exercise of such warrants, such holder will have no rights with respect to shares of our common stock issuable upon exercise of the warrants. Upon exercise of warrants by, the holder shall become entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The concentration of our stock ownership may limit individual stockholder ability to influence corporate matters.

As of November 10, 2022, our Chairman and Chief Executive Officer, Kai-Shing Tao, may be deemed to beneficially own 10,200,634 shares, or 9.2% of our common stock, and Lawrence Rosen may be deemed to beneficially own 6,104,893 shares, or 5.7% of our common stock. The interests of these stockholders may not always coincide with the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, and might affect the prevailing market price for our securities.

If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate actions. Such concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

A significant number of additional shares of our common stock may be issued under the terms of existing securities, which issuances would substantially dilute existing stockholders and may depress the market price of our common stock.

As of November 10, 2022, we had outstanding stock options allowing for the purchase of as many as approximately 15.4 million shares of common stock. Also outstanding were (i) the Debenture, (ii) shares of our common stock issuable upon exercise of a warrant we issued to Armistice Capital Master Fund Ltd., in a private placement (the “Investor Warrant”), which is exercisable for up to 4,237,290 shares of common stock, (iii) the warrants to purchase up to an aggregate of 127,118 shares of our common stock issued to A.G.P./Alliance Global Partners and its designees (the “Financial Advisor Warrants”), which are exercisable for up to an aggregate of 127,118 shares of common stock, (iv) warrants we issued as part of the consideration for our acquisition of assets of China Branding Group Limited (“CBG”), providing for the right to purchase 40,000 shares of common stock at a per-share exercise prices of $10.00 (the “CBG Acquisition Warrants”) and (v) warrants we issued pursuant to a settlement agreement that we entered into with CBG and its joint official liquidators, providing for the right to purchase 5,710,000 shares of common stock at a per share exercise price of $6.00 (the “CBG Settlement Warrants”).

The number of shares of common stock issuable upon conversion of the Debenture is determined by dividing the outstanding balance under the Debenture (including all accrued and unpaid interest and accrued and unpaid late charges, if any) by a conversion price that is the lower of (x) 80% (or 70% if our common stock is not then trading on Nasdaq) of the average of the 10 lowest volume-weighted average prices over a specified measurement period following the conversion date, and (y) $0.50. As of November 10, 2022, the conversion price would have been $0.22 per share and the Debenture would have converted into 12,627,273 shares of common stock.

The Investor Warrant is immediately exercisable and will expire on October 31, 2027. However, we are prohibited from effecting an exercise of the Investor Warrant, and the holder thereof will not have the right to exercise any portion of its Investor Warrant, to the extent that, as a result of such exercise, the warrant holder would beneficially own more than 4.99% of the outstanding shares of our common stock immediately after giving effect to the issuance of shares of issuable upon exercise of the Investor Warrant. The Financial Advisor Warrants are immediately exercisable and will expire on the five-year anniversary of the date of issuance.

The CBG Acquisition Warrants and the CBG Settlement Warrants are exercisable on a cashless basis only, such that they cannot be exercised for the entire amount of shares purchasable under such warrants, and they effectively cannot be exercised to purchase shares of common stock unless the applicable market value of the common stock exceeds the applicable exercise price under the terms thereof.

The issuance of common stock pursuant to the warrants and the Debenture described above would substantially dilute the proportionate ownership and voting power of existing stockholders, and their issuance, or the possibility of their issuance, may depress the market price of our common stock.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of Remark more difficult, which acquisition may be beneficial to stockholders.

Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as well as provisions of the General Corporation Law of the State of Delaware (the “DGCL”), which may discourage, delay or prevent a merger with, acquisition of or other change in control of Remark, even if such a change in control would be beneficial to our stockholders, include the following:

•only our Board of Directors (our “Board”) may call special meetings of our stockholders;

•our stockholders may take action only at a meeting of our stockholders and not by written consent;

•we have authorized, undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval.

Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restriction under Section 203, as permitted under the DGCL.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus contains “forward-looking statements” about our plans, strategies, objectives, goals or expectations. You will find forward-looking statements principally in the sections entitled “Prospectus Summary” and “Risk Factors”. These forward-looking statements are identifiable by words or phrases indicating that we or our management “expects,” “anticipates,” “plans,” “believes,” or “estimates,” or that a particular occurrence or event “will,” “may,” “could,” “should,” or “will likely” result, occur or be pursued or “continue” in the future, that the “outlook” or “trend” is toward a particular result or occurrence, that a development is an “opportunity,” “priority,” “strategy,” “focus,” that we are “positioned” for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this prospectus, other report, release, presentation, or statement.

In addition to other risks and uncertainties described in connection with the forward-looking statements contained in this prospectus and other periodic reports filed with the SEC, there are many important factors that could cause actual results to differ materially. Such risks and uncertainties include general business conditions, changes in overall economic conditions, our ability to integrate acquired assets, the impact of competition and other factors which are often beyond our control.

This should not be construed as a complete list of all of the economic, competitive, governmental, technological and other factors that could adversely affect our expected consolidated financial position, results of operations or liquidity. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, operations, liquidity, financial condition and prospects. We undertake no obligation to update or revise our forward-looking statements to reflect developments that occur or information that we obtain after the date of this prospectus.

USE OF PROCEEDS

All of the securities offered by this prospectus are being registered for the account of the selling security holder. We will not receive any of the proceeds from the sale of these securities. We have agreed to pay all costs, expenses and fees relating to the registration of the securities covered by this prospectus. The selling security holder will bear all commissions and discounts, if any, attributable to the sale of the securities. However, we have received $2,500,000 in gross proceeds from the sale of the Debenture to Ionic and we may receive gross proceeds of up to $50,000,000 from the sale of shares under the ELOC Purchase Agreement to Ionic. We intend to use the net proceeds from any sale of shares to Ionic under the ELOC Purchase Agreement for general corporate purposes, which may include working capital, and repayment of our senior secured loan agreements, dated December 3, 2021, with certain institutional lenders affiliated with Mudrick Capital Management, LP (collectively, “Mudrick”). The outstanding loans under such senior secured loan agreements bear interest at 18.5% per annum and matured on October 31, 2022. This anticipated use of net proceeds from the sale of our common stock to Ionic under the ELOC Purchase Agreement represents our intentions based upon our current plans and business conditions.

THE OFFERING

General

On October 6, 2022, we entered into the Debenture Purchase Agreement, pursuant to which we issued the Debenture in the original principal amount of $2,778,000 to Ionic for a purchase price of $2,500,000, and the ELOC Purchase Agreement,which provides that, upon the terms and subject to the conditions and limitations set forth therein, we have the right to direct Ionic to purchase up to an aggregate of $50,000,000 of shares of our common stock over the 36-month term of the ELOC Purchase Agreement.

Debenture

The Debenture accrues interest at a rate of 8% per annum. The interest rate on the Debenture increases to a rate of 15% per annum if the Debenture is not fully paid or converted by the Trigger Date, which is February 6, 2023, or upon the occurrence of certain Trigger Events. The Trigger Events under the Debenture include the following: (i) the suspension from trading or the delisting of our common stock from Nasdaq, (ii) our notice to Ionic of our intention not to comply with the conversion of the Debenture into shares of common stock in accordance with the terms of the Debenture, (iii) our failure to reserve at least 150% of the number of shares of common stock as shall from time to time be necessary to effect the conversion of the Debenture then outstanding (subject to our using commercially reasonable efforts to take action necessary to authorize and reserve a sufficient number of shares), and (iv) the occurrence of any material adverse effect. In addition, if the Debenture is not fully paid or converted by the

Trigger Date, the original principal amount of the Debenture will be deemed to have been $3,334,000 from the issuance date. The Debenture matures on June 6, 2023.

The Debenture automatically converts into shares of common stock on the Automatic Conversion Date, which is the earlier of (i) the effective date of the registration statement of which this prospectus forms a part, and (ii) 181 days after the issuance date of the Debenture.

The number of shares of common stock issuable upon conversion of the Debenture is determined by dividing the Conversion Amount by a conversion price that is the lower of (x) 80% (or 70% if our common stock is not then trading on Nasdaq) of the average of the 10 lowest VWAPs over the Variable Conversion Measuring Period, and (y) $0.50 (the “Fixed Conversion Price”), subject to full ratchet anti-dilution protection in the event we issue certain equity securities at a price below the then Fixed Conversion Price.

Under the Debenture, no later than 2 trading days after the Automatic Conversion Date, we are required to cause our transfer agent to deliver to Ionic the Pre-Settlement Conversion Shares, which is a number of shares equal to the product of (A) the quotient of (x) the Conversion Amount divided by (y) 80% of the closing price of our common stock on the date immediately preceding the Automatic Conversion Date, or the Pre-Settlement Conversion Price, and as to which Ionic shall be the owner thereof as of the time of delivery of the Pre-Settlement Conversion Shares, multiplied by (B) 125%.

Then, no later than 2 trading days after the Variable Conversion Measuring Period, or the Conversion Settlement Date, we are required to cause our transfer agent to deliver to Ionic the Settlement Conversion Shares, which is a number of shares equal to the Conversion Amount divided by the conversion price; provided, however, that the number of shares of common stock to be delivered on the Conversion Settlement Date shall be reduced by the number of Pre-Settlement Conversion Shares delivered. If the number of Pre-Settlement Conversion Shares delivered to Ionic exceeds the number of Settlement Conversion Shares, then Ionic is required to return the excess shares.

Pursuant to an amendment we entered into with Ionic on November 7, 2022, in the event will the conversion price under the Debenture be below $0.10 (the “Floor Price”) (subject to appropriate adjustment for any stock dividend, stock split, stock combination or other similar transaction. In the event of the actual conversion price is less than the Floor Price, (i) Ionic will be entitled to that number of Settlement Conversion Shares issuable with an assumed conversion price equal to the Floor Price, and (ii) we will be required to make a cash payment to Ionic on or prior to the Maturity Date of an amount that is calculated by subtracting the number of Settlement Conversion Shares issuable at an assumed conversion price equal to the Floor Price from the number of Settlement Conversion Shares issuable at the actual conversion price, multiplied by a price equal to the average of the 10 lowest VWAPs during the Variable Conversion Measuring Period.

In the event of a bankruptcy, we are required to redeem the Debenture in cash in an amount equal to the then outstanding balance of the Debenture multiplied by 120%, subject, however, to the provisions of a subordination and intercreditor agreement between Ionic and our senior lender. The Debenture further provides that we will not effect the conversion of any portion of the Debenture, and the holder thereof will not have the right to a conversion of any portion of the Debenture, to the extent that after giving effect to such conversion, the holder together with its affiliates would exceed the 4.99% Beneficial Ownership Limitation.

Purchase of Shares under the ELOC Purchase Agreement

Our right to commence sales under the ELOC Purchase Agreement is subject to the satisfaction of certain commencement conditions, including, without limitation, the effectiveness of the registration statement of which this prospectus forms a part, that all securities to be issued to Ionic under the ELOC Purchase Agreement, the Debenture Purchase Agreement, the Debenture and the Registration Rights Agreement shall have been approved for listing on the Nasdaq Capital Market, and Ionic’s representations and warranties shall be true and correct in all material respects as of the commencement date.

Additionally, Ionic’s obligation to buy Purchase Shares under the ELOC Purchase Agreement is subject to the satisfaction of certain commencement conditions, including, without limitation, the effectiveness of the registration statement of which this prospectus forms a part, that the Debenture shall have been fully converted into shares of common stock or shall otherwise have been fully redeemed and settled in all respects in accordance with the terms of the Debenture (after the expiration of all Variable Conversion Measuring Periods), our common stock shall be listed or quoted on the Nasdaq Capital Market and all securities to be issued to Ionic pursuant to the ELOC Purchase Agreement shall have been approved for listing on the Nasdaq Capital Market, common stock in the aggregate amount of at least $13,900,000 shall have traded cumulatively on the Nasdaq Capital Market, and our representations and warranties shall be true and correct in all material respects as of the commencement date.

After the satisfaction of the commencement conditions, we will have the right to present Ionic with a Purchase Notice directing Ionic to purchase any amount up to $3,000,000 of our common stock per trading day, at a per share price equal to 90% (or 80% if our common stock is not then trading on Nasdaq) of the average of the 5 lowest VWAPs over a specified measurement period (as described below).

Under the ELOC Purchase Agreement, no later than 2 trading days after Ionic receives a valid Purchase Notice (the “Regular Purchase Notice Date”), we are required to cause our transfer agent to deliver to Ionic such number of shares of common stock (the “Pre-Settlement Regular Purchase Shares”) equal to the product of (A) the quotient of (y) the purchase amount divided by (z) 80% of the closing price of our common stock on the date immediately preceding the Regular Purchase Notice Date (the “Pre-Settlement Regular Purchase Price”) and as to which Ionic shall be the owner thereof as of such time of delivery of such Pre-Settlement Regular Purchase Shares, multiplied by (B) 125%.

Then, no later than 2 trading days after the Regular Purchase Measurement Period (the “Regular Purchase Settlement Date”), we are required to cause our transfer agent to deliver to Ionic such number of shares of common stock (the “Settlement Regular Purchase Shares”) equal to the purchase amount divided by the Regular Purchase Price, which is equal to 90% (the “RPP Percentage”) of the arithmetic average of the 5 lowest daily VWAPs during the Regular Purchase Measurement Period; provided, however, that the number of shares of common stock to be delivered on the Regular Purchase Settlement Date shall be reduced by the number of Pre-Settlement Regular Purchase Shares delivered. If the number of Pre-Settlement Regular Purchase Shares delivered to Ionic exceeds the number of Settlement Regular Purchase Shares, then Ionic is required to return the excess shares. The “Regular Purchase Measurement Period” is the period starting on the trading day immediately following the receipt of Pre-Settlement Regular Purchase Shares and ending on the trading day immediately following the date upon which the aggregate dollar volume of our common stock traded on the Nasdaq Capital Market equals 5 times the purchase amount, in the aggregate, subject to a 5 trading day minimum.

With each purchase under the ELOC Purchase Agreement, we are also required to deliver to Ionic the Commitment Shares, which is equal to 2.5% of the number of shares of common stock deliverable upon such purchase. The Commitment Shares shall be issued to Ionic on the Regular Purchase Settlement Date. The number of shares that we can issue to Ionic from time to time under the ELOC Purchase Agreement shall be subject to the Beneficial Ownership Limitation.

In addition, Ionic will not be required to buy any shares of our common stock pursuant to a Purchase Notice on any trading day on which the closing trade price of our common stock is below $0.25. We will control the timing and amount of sales of our common stock to Ionic. Ionic has no right to require any sales by us, and is obligated to make purchases from us as directed solely by us in accordance with the ELOC Purchase Agreement. The ELOC Purchase Agreement provides that we will not be required or permitted to issue, and Ionic will not be required to purchase, any shares under the ELOC Purchase Agreement if such issuance would violate Nasdaq rules, and we may, in our sole discretion, determine whether to obtain stockholder approval to issue shares in excess of 19.99% of our outstanding shares of common stock if such issuance would require stockholder approval under Nasdaq rules.

Actual sales of Purchase Shares under the ELOC Purchase Agreement to Ionic will depend on a variety of factors to be determined by us from time to time, including, among others, satisfaction of certain conditions including, without limitation, the effectiveness of this resale registration statement, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for us and our operations. We expect to use the net proceeds from any sale of shares to Ionic under the ELOC Purchase Agreement for general corporate purposes, which may include working capital, and repayment of our senior debt as described under “Use of Proceeds.”

The purchase price of the Purchase Shares purchased by Ionic under the ELOC Purchase Agreement will be derived from the market prices of our common stock. We will control the timing and amount of future sales, if any, of Purchase Shares to Ionic. Ionic has no right to require us to sell any Purchase Shares to Ionic, but Ionic is obligated to make purchases as we direct, subject to certain conditions.

The ELOC Purchase Agreement and the Registration Rights Agreement each contain representations, warranties, covenants, closing conditions and indemnification and termination provisions by, between and for the benefit of the parties which are customary of transactions of this nature. Additionally, sales to Ionic under the ELOC Purchase Agreement may be limited, to the extent applicable, by Nasdaq and SEC rules.

Ionic may not assign or transfer its rights and obligations under the Purchase Agreement.

Our Termination Rights

The ELOC Purchase Agreement may be terminated by us if certain conditions to commence have not been satisfied by December 31, 2022. The ELOC Purchase Agreement may also be terminated by us at any time after commencement, at our discretion; provided, however, that if we sold less than $25,000,000 to Ionic (other than as a result of our inability to sell shares to Ionic as a result of the Beneficial Ownership Limitation, our failure to have sufficient shares authorized or our failure to obtain stockholder approval to issue more than 19.99% of our outstanding shares), we will pay to Ionic a termination fee of $500,000, which is payable, at our option, in cash or in shares of common stock, as Additional Commitment Shares, at a price equal to the closing price on the day immediately preceding the date of receipt of the termination notice. Further, the ELOC Purchase Agreement will automatically terminate on the date that we sell, and Ionic purchases, the full $50,000,000 amount under the agreement or, if the full amount has not been purchased, on the expiration of the 36-month term of the ELOC Purchase Agreement.

Events of Default under ELOC Purchase Agreement

Events of default under the ELOC Purchase Agreement include the following:

•the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order or similar order) or the registration statement or this prospectus is unavailable to Ionic for resale of any or all of the shares of common stock issuable under the ELOC Purchase Agreement registered hereunder, and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

•the suspension of our common stock from trading on the Nasdaq Capital Market for a period of one (1) business day, provided that we may not direct Ionic to purchase any of our common stock during any such suspension;

•the failure for any reason by us or our transfer agent to deliver the Pre-settlement Regular Purchase Shares to Ionic within two (2) trading days after the Regular Purchase Notice Date, (ii) the Settlement Regular Purchase Shares to Ionic within two (2) trading days after the Regular Purchase Measurement Period, or (iii) the Commitment Shares to which Ionic is entitled under the ELOC Purchase Agreement in connection with a regular purchase within two (2) trading days after the Regular Purchase Measurement Period;

•we breach any representation or warranty in any material respect, or breach any covenant or other term or condition under the Debenture, Debenture Purchase Agreement or Registration Rights Agreement, and except in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least three (3) consecutive business days;

•if any person commences a proceeding against us pursuant to or within the meaning of any bankruptcy law for so long as such proceeding is not dismissed;

•if we are at any time insolvent, or, pursuant to or within the meaning of any bankruptcy law, (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors or (v) we are generally unable to pay its debts as the same become due;

•a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian of the Company for all or substantially all of its property, or (iii) orders the liquidation of the Company or any subsidiary for so long as such order, decree or similar action remains in effect; or

•if at any time we are not eligible to transfer our common stock as DWAC shares.
If an Event of Default occurs between the Regular Purchase Notice Date and any time through the Regular Purchase Settlement Date, then (i) the RPP Percentage shall be automatically adjusted to 60% for so long as such Event of Default remains uncured and (ii) Ionic shall be entitled to all the rights under the ELOC Purchase Agreement as if such Event of Default occurred immediately prior to such Regular Purchase Notice Date.

In addition to any other rights and remedies under applicable law and the ELOC Purchase Agreement, so long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, the Company shall not deliver to Ionic any Purchase Notice.
Registration Rights Agreement

Concurrently with entering into the Debenture Purchase Agreement and the ELOC Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements, as necessary, to register under the Securities Act the resale of the shares of our common stock issuable upon conversion of the Debenture, all of the Commitment Shares, Additional Commitment Shares (if any) and Purchase Shares that may, from time to time, be issued or become issuable to Ionic under the ELOC Purchase Agreement and the Filing Default Shares and the Effectiveness Default Shares. The Registration Rights Agreement requires that we file, within 30 days after signing, a resale registration statement and use commercially reasonable efforts to have such resale registration statement declared effective by the SEC on or before the earlier of (i) 90 days after signing (or 120 days if such registration statement is subject to full review by the SEC) and (ii) the 2nd business day after we are notified we will not be subject to further SEC review. If we fail to timely file such registration statement, then we will be required to issue to Ionic as Filing Default Shares 150,000 shares of our common stock within 2 trading days after such failure, and with respect to the shares issuable upon conversion of the Debenture, we will additionally pay in cash, as liquidated damages, an amount equal to 2% of the amount then currently outstanding under the Debenture for failure to file by the specified deadline for each 30-day period after such failure. If we fail to have such registration statement declared effective by the specified deadline, then we will be required to issue to Ionic as Effectiveness Default Shares 150,000 shares of our common stock within 2 trading days after such failure, and with respect to the shares issuable upon conversion of the Debenture, we will additionally pay in cash, as liquidated damages, an amount equal to 2% of the amount then currently outstanding under the Debenture for failure to have the resale registration statement declared effective by the specified deadline for each 30-day period after such failure.

In accordance with our obligations under the Registration Rights Agreement, we are filing the registration statement of which this prospectus forms a part to register the resale of up to an aggregate of 29,932,823 shares of our common stock issuable upon conversion of the Debenture and issuable to Ionic pursuant to the ELOC Purchase Agreement. If, following conversion of the Debenture, the number of shares registered hereby is insufficient to cover all of the shares we elect to sell to Ionic under the ELOC Purchase Agreement, we will be required to file one or more additional registration statements to register such additional shares.

No Short-Selling or Hedging by Ionic

Ionic has agreed that neither it nor any of its agents, representatives and affiliates will engage in any direct or indirect short-selling or hedging of our common stock during any time while the Debenture remains outstanding or before termination of the ELOC Purchase Agreement.

Prohibition on Variable Rate Transactions

So long as the Debenture remains outstanding and until the earlier of the date of termination of the ELOC Purchase Agreement or the 36-month maturity date of the ELOC Purchase Agreement, we are prohibited from effecting or entering into any “Variable Rate Transaction.” For purposes of this prohibition, a “Variable Rate Transaction” is a transaction in which we (i) issue or sell convertible securities, where the conversion, exercise or exchange price is based upon or varies with the trading price of our common stock after the initial issuance of such securities, or the conversion, exercise or exchange price is subject to being reset at some future date or upon the occurrence of specified or contingent events related to our business or the market for our common stock, (ii) issue or sell any securities either at a price that is subject to being reset at some future date or upon the occurrence of specified or contingent events relating to our business or the market for our common stock or that is subject to or contain any put, call, redemption, buy-back, price-reset or other similar provision or mechanism that provides for the issuance of additional equity securities or payment of cash by us, or (iii) enter into any agreement, including without limitation an equity line or at-the-market offering (subject to certain limited exceptions), whereby we may sell shares at a future determined price.

Dilutive Effect on Our Stockholders

All 29,932,823 shares of our common stock registered in this offering which may be issued or sold by us to Ionic under the ELOC Purchase Agreement, the Debenture and Registration Rights Agreement are expected to be freely tradable. It is anticipated that the common stock registered in this offering will be sold by us to Ionic from time to time until the date that is approximately 36 months following the satisfaction of the commencement conditions under the ELOC Purchase Agreement. The sale by Ionic of a significant amount of our common stock registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Ionic, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately issue or sell to Ionic all, some or none of the shares of common stock available under the ELOC Purchase Agreement. The conversion price at which the Debenture converts into shares of common stock is based on, and the Purchase Shares that we may sell under the ELOC Purchase Agreement are sold with, a forward pricing mechanism and as of the date of this registration statement, the conversion price and the purchase price have yet to be calculated.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of our common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Ionic. If and when we do sell our common stock to Ionic under the ELOC Purchase Agreement or the Debenture converts into shares of common stock, after Ionic has acquired those shares, Ionic may resell all, some or none of such shares at any time or from time to time in its discretion. Therefore, issuances to Ionic by us upon conversion of the Debenture and under the ELOC Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of our common stock to Ionic under the ELOC Purchase Agreement, or if investors expect that we will do so, the actual sales of our common stock or the mere existence of our arrangement with Ionic may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of Purchase Shares to Ionic and the ELOC Purchase Agreement may be terminated by us at any time at our discretion (see subsection entitled “Our Termination Rights” above).

The following table sets forth the amount of gross proceeds we would receive from Ionic from our issuance and sale of 17,305,550 shares to Ionic under the ELOC Purchase Agreement registered hereunder (assuming that up to 12,627,273 of the 29,932,823 being registered hereby are issuable upon conversion of the Debenture) at varying purchase prices:

Assumed Purchase Price Per Purchase Share (3)	Number of Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Common Stock After Giving Effect to the Issuance to Ionic (2)	Proceeds from the Sale of Common Stock to Ionic Under the ELOC Purchase Agreement
$0.10	17,305,550	14.0%	$1,688,346
$0.25	17,305,550	14.0%	$4,220,866
$0.30	17,305,550	14.0%	$5,065,039
$0.40	17,305,550	14.0%	$6,753,385
$0.50	17,305,550	14.0%	$8,441,732
$0.75	17,305,550	14.0%	$12,662,597
$1.00	17,305,550	14.0%	$16,883,463

(1)We are registering up to 29,932,823 shares of our common stock, 17,305,550 shares of which would be issuable to Ionic pursuant to the ELOC Purchase Agreement (assuming that up to 12,627,273 of the 29,932,823 being registered hereby are issuable upon conversion of the Debenture). Of such 17,305,550 shares, 16,883,463 shares would be issuable as Purchase Shares and 422,087 shares would be issuable as Commitment Shares. This table assumes that sales are made to Ionic without regard for the 4.99% Beneficial Ownership Limitation.

(2)The denominator is based on 106,407,769 shares outstanding as of November 10, 2022, adjusted to include the issuance of the number of our common stock set forth in the adjacent column which we would have issued to Ionic under the ELOC Purchase Agreement based on the applicable assumed purchase price per Purchase Share.

(3)For the avoidance of any doubt, this price would reflect the purchase price after calculation (i.e., after discounts to the market price of our shares) in accordance with the terms of the ELOC Purchase Agreement.

SELLING SECURITY HOLDER

The securities offered under this prospectus may be offered from time to time by the selling security holder named below or by any of their respective pledgees, donees, transferees or other successors-in-interest. As used in this prospectus, the term “selling security holder” includes the selling security holder identified below and any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling security holder as a gift, pledge or other non-sale related transfer. The selling security holder named below acquired the shares of our common stock being offered under this prospectus directly from us. We issued the securities to the selling security holder in reliance on an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

The following table sets forth as of November 10, 2022: (1) the name of the selling security holder for whom we are registering shares of our common stock under the registration statement of which this prospectus is a part, (2) the number of shares of our common stock beneficially owned by the selling security holder prior to the offering, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (3) the number of shares of our common stock that may be offered by the selling security holder under this prospectus and (4) the number of shares of our common stock to be owned by the selling security holder after completion of this offering. We will not receive any of the proceeds from the sale of the shares of our common stock offered under this prospectus. The amounts and information set forth below are based upon information provided to us by the selling security holder or its representatives, or on our records, as of November 10, 2022. The percentage of beneficial ownership for the following table is based on 106,407,769 shares of our common stock outstanding as of November 10, 2022.

To our knowledge, except as indicated in the footnotes to this table, the security holder named in the table has sole voting and investment power with respect to all securities shown in the table to be beneficially owned by the security holder. Except as described below, the selling security holder has not had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years. In addition, based on information provided to us, the selling security holder, if an affiliate of broker-dealer, has not purchased the securities outside the ordinary course of business or, at the time of their acquisition of such securities, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the securities. Information concerning the selling security holder may change from time to time, and any changed information will be set forth in supplements to this prospectus to the extent required.

Name of Selling Security Holder	Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After Completion of the Offering (1)
	Number	Percentage		Number	Percentage
Ionic Ventures, LLC (2)	—	—%	29,932,823	—	—%
_______________

(1)Assumes all securities being offered under this prospectus are sold. The percentage of beneficial ownership after completion of the offering is based on 136,340,592 shares of common stock, consisting of 106,407,769 shares of common stock outstanding as of November 10, 2022 and the 29,932,823 shares of common stock being offered under this prospectus, without regard to the Beneficial Ownership Limitation.

(2)Brendan O’Neil and Keith Coulston are the managers of Ionic Ventures, LLC and in such capacity have joint voting and dispositive power over shares held by Ionic Ventures, LLC. Mr. O’Neil and Mr. Coulston each disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein. Ionic Ventures, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer. The address of Ionic Ventures, LLC is 3053 Fillmore Street, Ste. 256, San Francisco, CA 94123.

PLAN OF DISTRIBUTION

The common stock listed in the table appearing under “Selling Security Holder” are being registered to permit the resale of common stock by the selling security holder from time to time after the date of this prospectus. There can be no assurance that the selling security holder will sell any or all of the common stock offered hereby. We will not receive any of the proceeds from the sale of the common stock by the selling security holder.

The selling security holder may sell all or a portion of the common stock offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale (but not at a fixed price), by a variety of methods including the following:

•on any national securities exchange or over-the-counter market on which the common stock may be listed or quoted at the time of sale;

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

•in “at the market” offerings to or through market makers into an existing market for common stock;

•an exchange distribution in accordance with the rules of the applicable exchange;

•private negotiation transactions;

•in transactions otherwise than on such exchanges or in the over-the-counter market;

•through a combination of any such methods; or

•through any other method permitted under applicable law.

We will pay the reasonable expenses incident to the registration and offering of the common stock offered hereby. We have agreed to indemnify Ionic and certain other persons against certain liabilities in connection with the offering of shares offered hereby, including liabilities arising under the Securities Act or if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Ionic has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Ionic specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Ionic has represented to us that at no time prior to the Purchase Agreement has Ionic or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Ionic or any hedging transaction, which establishes a net short position with respect to our common stock.

We have advised Ionic that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes a selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

DESCRIPTION OF SECURITIES

General

Our Amended and Restated Certificate of Incorporation (our “Charter”), authorizes us to issue up to 176,000,000 shares, including 175,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of close of business on November 10, 2022, there were 106,407,769 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

The following description of our common stock is a summary of the material provisions and terms of our common stock and is qualified by reference to our Charter and our Amended and Restated Bylaws (our “Bylaws”).

Common Stock

Each share of common stock entitles its holder to one vote on all matters to be voted upon by the stockholders. Common stockholders are not entitled to cumulative voting with respect to the election of directors. Subject to the preferences of any outstanding shares of preferred stock, holders of common stock may receive ratably any dividends that our Board may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

Listing

Our common stock is currently quoted on the Nasdaq Capital Market under the symbol “MARK”.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare LLC, with a mailing address of 150 Royall Street, Canton, MA 02021.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Olshan Frome Wolosky LLP, New York, New York.

EXPERTS

Weinberg & Company, our independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2021 and 2020 and for the years then ended, contained in our Annual Reports on Form 10-K for the years ended December 31, 2021 and 2020. These financial statements are incorporated by reference in this prospectus and elsewhere in this registration statement. Such financial statements are incorporated by reference in reliance on such accounting firms’ reports given upon their authority as experts in auditing and accounting.

MATERIAL CHANGES

We did not make the required repayment of the outstanding loans under our senior secured loan agreements with Mudrick on October 31, 2022, the maturity date. This constitutes an event of default for which we have not received a waiver as of the date of this prospectus. While we are actively engaged in discussions with Mudrick regarding a resolution of the event of default, we cannot provide any assurance that we will be successful in obtaining a waiver or that Mudrick will forebear from taking any enforcement actions against us.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the sale of all of the securities that are part of this offering. The documents we are incorporating by reference are as follows:

•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022;

•Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 16, 2022, for the quarter ended June 30, 2022, filed with the SEC on August 15, 2022, and for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022;

•Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2022; and

•Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on March 3, 2022, July 7, 2022, August 8, 2022, September 6, 2022, October 11, 2022, and October 18, 2022.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents, provided, however, that the registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus may be obtained from us without charge and will be provided to each person, including any beneficial owner, to whom a prospectus is delivered. You may obtain a copy of the documents at no cost by submitting an oral or written request to:

Remark Holdings, Inc.
800 S. Commerce St.
Las Vegas, NV 89106
Attention: Chief Executive Officer
(702) 701-9514

Additional information about us is available at our web site located at www.remarkholdings.com. Information contained in our web site is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also find documents we filed on our website at www.remarkholdings.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

Upon written or oral request, we will provide at no cost to the requester a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain copies of these documents from us, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by requesting them in writing or by telephone at the following address:

Remark Holdings, Inc.
800 S. Commerce St.
Las Vegas, NV 89106
Attention: Chief Executive Officer
(702) 701-9514

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution 1

The following table sets forth the fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee:

SEC registration fee	$919
Accounting fees and expenses	5,000
Legal fees and expenses	20,000
Total	$25,919

Item 14.    Indemnification of Directors and Officers.

Our Charter provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Each of our Charter and Bylaws also provide as follows:

(a)The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections (a) and (b) above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)Any indemnification under sections (a) and (b) above (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in sections (a) and (b) above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Company.

We have obtained liability insurance covering our directors and executive officers for claims asserted against them or incurred by them in such capacity.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we sold the following securities without registration under the Securities Act:

On September 13, 2019, we issued 2,300,000 shares of our common stock to an accredited investor in a private placement in exchange for $1.8 million.

On December 23, 2019, we issued 1,000,000 shares of our common stock to an accredited investor in a private placement in exchange for $0.5 million.

On October 6, 2022, we issued a convertible subordinated debenture in the original principal amount of $2,778,000 to Ionic Ventures, LLC in a private placement for a purchase price of $2,500,000.

We made the offers and sales of securities in the above-described private placements in reliance upon an exemption from registration requirements pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended, based upon representations made to us by the investors in purchase agreements we entered into with the investors.

Item 16.    Exhibits.

EXHIBIT INDEX

		Incorporated Herein By Reference To
Exhibit Number	Description	Document	Filed On	Exhibit Number
3.1	Amended and Restated Certificate of Incorporation	8-K	12/30/2014	3.1

		Incorporated Herein By Reference To
Exhibit Number	Description	Document	Filed On	Exhibit Number
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	01/12/2016	3.1
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	06/08/2016	3.1
3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	04/11/2017	3.1
3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	07/09/2021	3.1
3.6	Amended and Restated Bylaws	8-K	02/13/2015	3.1
4.1	Specimen certificate of common stock of Remark Media, Inc. (n/k/a Remark Holdings, Inc.)	10-K	03/23/2012	4.1
4.2	Form of CBG Acquisition Warrant	8-K	09/26/2016	4.1
4.3	Registration Rights Agreement, dated as of March 3, 2020, by and between Remark Holdings, Inc. and Aspire Capital Fund, LLC.	8-K	03/04/2020	4.1
4.4	CBG Settlement Warrant	8-K	09/07/2021	4.1
4.5	Investor Warrant	8-K	09/30/2021	4.1
4.6	Form of Financial Advisor Warrant	8-K	09/30/2021	4.2
4.7	Description of Registrant’s Securities	10-K	03/31/2021	4.4
4.8(1)	Amended and Restated Subordinated Convertible Debenture, dated as of November 7, 2022.
5.1(1)	Opinion of Olshan Frome Wolosky LLP
10.1(2)	2010 Equity Inventive Plan	8-K	06/21/2010	10.34
10.2(2)	2014 Incentive Plan, as amended January 11, 2016	8-K	01/12/2016	10.1
10.3(2)	2017 Incentive Plan	8-K	01/24/2018	10.1
10.4(2)	2022 Incentive Plan	DEF 14A	04/29/2022	N/A
10.5	Common Stock Purchase Agreement, dated as of March 2, 3030, by and between Remark Holdings, Inc. and Aspire Capital Fund, LLC.	8-K	03/04/2020	10.1
10.6	First Amendment to Common Stock Purchase Agreement, dated as of April 9, 2020, by and between Remark Holdings, Inc. and Aspire Capital Fund, LLC.	8-K	04/14/2020	10.1
10.7	Promissory Note dated December 30, 2020, between Remark Holdings, Inc. and SVBooth Investments III.	8-K	01/06/2021	10.1
10.8	Amendment No. 1 dated August 5, 2021, to Promissory Note dated December 30, 2020, between Remark Holdings, Inc. and SV Booth Investments III LLC.	8-K	08/10/2021	10.1

		Incorporated Herein By Reference To
Exhibit Number	Description	Document	Filed On	Exhibit Number
10.9	Settlement Agreement and Mutual General Release dated as of August 31, 2021, by and among Remark Holdings, Inc., KanKan Limited, China Branding Group Limited (In Official Liquidation), acting by and through its joint official liquidators.	8-K	09/07/2021	10.1
10.10	Securities Purchase Agreement dated September 27, 2021, between Remark Holdings, Inc. and the purchasers signatory thereto.	8-K	09/30/2021	10.1
10.11	Registration Rights Agreement dated September 27, 2021, between Remark Holdings, Inc. and the purchase signatory thereto.	8-K	09/30/2021	10.2
10.12	Financial Advisor Agreement dated September 27, 2021, between Remark Holdings, Inc. and A.G.P./Alliance Global Partners.	8-K	09/30/2021	10.3
10.13	Form of Senior Secured Loan Agreement dated December 3, 2021.	8-K	12/07/2021	10.1
10.14	First Amendment to Senior Secured Loan Agreement dated August 3, 2022.	8-K	08/08/2022	10.1
10.15	Debenture Purchase Agreement, dated as of October 6, 2022, between Remark Holdings, Inc. and Ionic Ventures, LLC.	8-K	10/11/2022	10.1
10.16	Purchase Agreement, dated as of October 6, 2022, between Remark Holdings, Inc. and Ionic Ventures, LLC.	8-K	10/11/2022	10.2
10.17	Registration Rights Agreement, dated as of October 6, 2022, between Remark Holdings, Inc. and Ionic Ventures, LLC.	8-K	10/11/2022	10.3
10.18	Provisional Waiver and Consent Agreement, dated as of October 6, 2022, among Remark Holdings, Inc., certain of its subsidiaries party thereto, and Mudrick Capital Management, LP.	8-K	10/11/2022	10.4
10.19	Subordination and Intercreditor Agreement, dated as of October 6, 2022, among Ionic Ventures, LLC, Mudrick Capital Management, LP and Remark Holdings, Inc.	8-K	10/11/2022	10.5
10.20(1)	Amendment No. 1 to Debenture Purchase Agreement, dated as of November 7, 2022, between Remark Holdings, Inc. and Ionic Ventures, LLC.
21.1	List of Subsidiaries	10-K	03/31/2022	21.1
23.1(3)	Consent of Weinberg & Company
23.2(1)	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1)
24.1(1)	Power of Attorney (included on the signature page hereto)

Incorporated Herein By Reference To
Exhibit Number	Description	Document	Filed On	Exhibit Number
107(1)	Filing Fee Table

(1)Previously filed.

(2)Management contract or compensation plan or arrangement.

(3)Filed herewith.

Item 17.    Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than twenty (20) percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) of the Securities Act that is part of this registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) of the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B of the Securities Act, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 of the Securities Act; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Las Vegas, State of Nevada, on November 15, 2022.

REMARK HOLDINGS, INC.

By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kai-Shing Tao
Kai-Shing Tao	Chief Executive Officer and Chairman (principal executive, financial and accounting officer)	November 15, 2022

*
Theodore Botts	Director	November 15, 2022

*
Brett Ratner	Director	November 15, 2022

*
Daniel Stein	Director	November 15, 2022

*
Elizabeth Xu	Director	November 15, 2022

*	By:	/s/ Kai-Shing Tao
Kai-Shing Tao
Attorney-in-Fact